As filed with the Securities and Exchange Commission October 4, 2007

Registration No. 333-145553

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

PRE-EFFECTIVE AMENDMENT 1

REGISTRATION STATEMENT
ON FORM S-1
 UNDER THE SECURITIES ACT OF 1933

MILLENNIUM GROUP WORLDWIDE INCORPORATED
(Exact name or registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	82-0540176 (I.R.S. Employer Identification Number)

2825 N. 10th Street
St. Augustine, Florida 32084

(904) 808-0480

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices.)

Julius Jackson, Chairman and President

Millennium Group Worldwide Incorporated

2825 N. 10th Street

St. Augustine, Florida 32084

(904) 808-0480

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy To:
Carl N. Duncan, Esq.
5718 Tanglewood Street
Bethesda, Maryland 20817

(301) 263-0500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  1

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 1

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 1

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered* (Shares)	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock	6,250,000	$12.00	$75,000,000	$2,302.50

*Estimated for purposes of calculation of the registration fee only and assuming that the $75,000,000 maximum is sold during this Offering Period..
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$75, 000,000,

November ___, 2007

6,250,000  SHARES OF COMMON STOCK

MILLENNIUM GROUP WORLDWIDE INCORPORATED

6,250,000 shares of common stock (the "Shares") are being offered hereby by MILLENNIUM GROUP WORLDWIDE INCORPORATED, a Florida corporation (the "Company"), on a best-efforts, self-underwritten basis. The Company has been organized to engage in a broad-based consumer products and services business aimed at better serving minority communities  in the United States, the Caribbean (collectively, the “Americas”) and the native African communities in Sub-Sahara Africa.  The contemplated businesses will include  entertainment, real estate, construction, financial services and communications.   The Company’s goal is to provide such services on a broad basis while  providing more economically feasible options than typically available to under-served communities in the Americas and Africa.  (See "The Company” below for additional details. )  At the present time, the Company has engaged mostly in organizational activities to structure the various businesses both within the United States (hereafter the U.S.), the Caribbean and on the African continent.

At the present time, all such investment opportunities are contingent on the successful completion of this offering ( the “Offering”) and due diligence supporting the viability of each individual contemplated business activity.   An investment in the Shares offered for sale under this Prospectus involves a high degree of risk. You should purchase Company  securities only if you can afford losing your entire investment. (See “Risk Factors” beginning on page 7 of  this Prospectus.)

Unless earlier terminated, the Initial Offering Period will be up to nine (9) months from the date hereof unless, in the sole discretion of the Company, it is extended for periods up to a total of fifteen (15) additional months. The Company is offering a minimum of $3,000,000 up to a maximum of $75,000,000 of such Shares. (See "Plan of Distribution.") The date that (1) subscriptions for a minimum of $3,000,000 in Shares have been received and (2) the Company has accepted such subscriptions, will mark the end of the Initial Offering Period. As described in greater detail in "Plan of Distribution," the Offering is being made pursuant to a Registration Statement which may be extended for additional periods which will, in the aggregate, not exceed 24  months from the date of this Prospectus (the "Continuous Offering Period"). During both the Initial and Continuous Offering Periods (up to 9 and 24 months, respectively), Shares will be offered at $12.00 per share (the "Selling Price"). If a minimum of $3,000,000 of Shares is not sold during the Initial Offering Period (as it may be extended), investor funds will be promptly returned with all net interest earned thereon. The minimum purchase is $500.00; additional purchases by existing Shareholders may be made in increments of $500 or more.

	Price to Public During Initial Offering Period: (1), (2), (3)	Selling Costs: (1) and (2)	Proceeds to Company: (3)
Per Share	$12.00	$12.00	$12.00
Total Minimum	$3,000,000	$200,000	$2,800,000
Total Maximum	$75,000,000	$400,000	$74,600,000

(1) During this Offering Period, there is a $500 minimum (except that existing Shareholders may make additional purchases in the amount of $500 or more).

(2) Self-Underwritten Offering – Shares will be offered by officers and directors of the Company without the use of broker-dealers.  Such officers and directors will use their best efforts to sell the securities offered but there is no assurance that such self-underwritten Offering will be successful.   The Company has reserved the right to have a bi-furcated Offering, namely adding selling broker-dealers on a commission basis as described in “Plan of Distribution."

(3) These amounts are before deducting offering expenses (estimated at $200,000 in the case of the minimum offering and $400,000 in the case of the maximum offering) payable by the Company.  However, as this is a bifurcated offering, the Company may engage a broker-dealer and negotiate a price for selling the remaining securities with the cost being paid from the proceeds of the Shares sold.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

UNTIL JANUARY __, 2007 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURENT COPY OF THIS PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

TABLE OF CONTENTS
DESCRIPTIVE TITLE	PAGE
INVESTMENT REQUIREMENTS	3
PROSPECTUS SUMMARY .	4
SUMMARY FINANCIAL DATA	7
PRO FORMA FINANCIAL INFORMATION	7
INTRODUCTORY STATEMENT: WHO SHOULD INVEST	7
RISK FACTORS	7
CERTAIN RELATED PARTY TRANSACTIONS	10
THE COMPLANY	11
GENERAL	11
MGW AMERICAS	12
Automotive Dealerships	15
Construction and Property Development	15
Entertainment and Communications	16
Affinity Products and Direct Marketing	17
Financial Services	18
Coffee rosting	19
MGW INTERNATIONAL	12
Indigenous Business Development	20
Construction and Property Development	22
Financial Services	22
Private Equity Fund Management	23
Projects Under Construction	25
ADDITIONAL DISCLOSURES	25
Employees	25
Property	25
Litigation	25
Directors and Executive Officers	26
Executive Compensation	32
Securities Ownership by Beneficial Owners and Management	33
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
APPLICATION OF PROCEEDS	36
ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY	38
CAPITALIZATION	39
DILUTION	39
DESCRIPTION OF CAPITAL STOCK	39
PLAN OF DISTRIBUTION	36
ERISA CONSIDERATIONS	38
LEGAL MATTERS	38
EXPERTS	38
AVAILABLE INFORMATION	38
APPENDIX I (FINANCIAL STATEMENTS)	F-1
APPENDIX II (SUBSCRIPTION AGREMENT AND POWER OF ATTORNEY)	II-1

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.  All references in this Prospectus to Shares are as of March 31, 2007, unless otherwise specified.  Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

Millennium Group Worldwide Incorporated (“Millennium” or the “Company”) is a recently organized Florida corporation which intends to engage in a broad range of services and businesses aimed at specific targeted markets.  The overall strategy of the Company grows out of various affirmative action experiences of the 1970s and 1980s.  Historically, ideas for improving disadvantaged minority neighborhoods have come from outside those communities.  The organizations participating in these efforts do their best to help by providing gratuitous aid.  However, by the very nature of these programs, they often result in the benefits, both the economic and recognition, flowing to the originators of the plans rather than to the communities.  The Company’s principal founders believe that it is possible to provide services and develop businesses that build both self-esteem and entrepreneurial know-how within minority communities, while at the same time bringing economic and social benefits into the neighborhoods and create socially responsible profits for the Company.

The Company believes that the principal criteria for success in the Company's business is responsiveness to the needs of the targeted consumer, quality of service and the ability to establish and maintain effective relationships with the communities in which it operates. The Company's personnel will have extensive experience and training in these skill areas.  Particularly on the African continent, most businesses discount these skills.  Historical evidence shows that businesses able to implement such strategies reap returns far higher than in other parts of the world.

Many American businesses seem reluctant to try and gain entry to the African markets.  In most cases, those markets are dominated by firms representing former colonial powers.   In many cases, these firms are actually not well accepted, but tolerated when there are no other alternatives.  The organizational activities and investigations, discussed below, have indicated to the founders of Millennium that American firms are embraced and sought after by my many indigenous Africans.  The history of the civil rights movement in the U.S. makes many locals especially responsive to this type of appeal.  The Company’s founders have gained great credibility in this manner.  Management of the Company believes that there are a myriad of business opportunities and, while the risks are higher than in the U.S., the potential returns are also.  Moreover, there are new strategies on the continent of Africa that calls for a greater number of indigenous Africans to participate in the economy.  These special programs give preferential treatment to indigenous Africans for every sector of the economy.  Since there is a shortage of investment capital for local Africans, investors from the U.S.  will be able to provide capital, technology and know-how to these opportunities and profit from this contribution.

At the present time, the Company has engaged mostly in organizational activities to structure the various business areas, but also has investigated business opportunities for investment and performed preliminary due diligence on certain projects, both in the U.S.  and Africa.  The Company believes these projects are socially responsible and have the potential to be economically beneficial to members of minority and faith-based communities that are currently limited in resources.  Specifically the Company intends to participate in projects in the U. S.  that will not only  benefit these communities (the target market), but will also provide a steady stream of cash flow to invest in economically impoverished communities in Sub-Sahara Africa and the Caribbean.

GENERAL MANAGEMENT PHILOSOPHY

There are certain key corporate and management philosophical tenets that the Company’s founders believe are key to   the long term success of the Company:

•

To achieve commercial success in its individual investments or businesses it owns and manages, the Company must have majority control (at least 50% plus 1 share) of these operations.

•

While the Company will not discriminate in hiring, identification of or providing service to customers and clients that foster the development of African-American and Hispanic employees, it is in the long term best interests of the Company, both for its own growth and in developing the potential for these individuals to participate in the economy in general.

•

A certain portion of the Company’s annual profits, either by percentage or an absolute dollar amount, if available, will be dedicated for reinvestment in business opportunities in Africa.  Such projects will be selected based upon the opportunities for: sustainable development; long term local employment; or needed social benefits for the local populations, rather than simply the specific level of returns.

•

A key component of success in Africa will be through a mentoring program where management skills from successful U.S. operations are exchanged with fledgling businesses in Africa.

•

To initiate meaningful improvement in the poverty level of Sub-Saharan Africa, U.S. companies must assist in the development of enterprises that convert natural resources on the continent and reduce the outflow of funds to pay for beneficiation outside of the continent of Africa.

PHILOSOPHY FOR AMERICAN AND FAITH-BASED OPERATIONS

In summary, the Company’s philosophy and objectives for its domestic operations are derived from the following key assumptions:

•

Members of the African-American community that have an affiliation with the various traditional black churches (so-called faith-based communities) have a higher than average percentage of disposable income of the target market.

•

Potential shareholders of the Company are African-Americans and Hispanics, especially of the faith-based communities, and they can benefit not only from the dividends and distributions from the profitable operations of the Company, but from attractively priced goods and services offered by the Company.

•

These faith-based communities have a natural and strongly developed membership organization and communication network, established principally through individual churches and ministries, that has not been consistently and comprehensively offered a range of products and services that are tailored to their needs nor delivered through black- owned or managed businesses on a nationwide or even regional scale.

•

The Company intends to develop an affinity marketing organization to reach this large and relatively wealthy niche of the African-American and Hispanic, faith-based communities.

PHILOSOPHY FOR INTERNATIONAL OPERATIONS

The Company further believes that African-Americans and Hispanics have a substantial desire to support development and economic growth in Sub-Saharan Africa and the Caribbean.  These desires are based on the fact that the origins or “roots” of these members lie in the various nations that make up those regions.  The phenomenon is evidenced by the wide variety and number of individual missions and charitable operations in Sub-Saharan Africa that are currently funded or otherwise supported by African-American faith-based communities and in the Caribbean, the Hispanic faith-based communities.  The Company applauds this commitment.  Nonetheless, it  believes it can further develop and support this genuine and sincere concern for the welfare of the population of  Sub-Sahara Africa and the Caribbean in a new and different way that focuses on economic growth, development and expansion of business opportunities in the private sector.

The Company’s philosophy and objectives for its international operations are derived from the following key assumptions:

•

Africa is a destination for significant aid and development moneys  intended to assist the nations of Sub-Saharan Africa  in fostering economic growth.  The Caribbean is a destination for significant aid and development moneys for the support of families and communities in the region.  A significant portion of these moneys  will be spent on infrastructure, such as roads, ports, municipal services and similar ventures, that will create an environment in which private businesses can operate more effectively and profitably.

•

In many African countries and countries in Central America and the Caribbean, there has been a significant improvement in responsible use of funds.  Objective evidence of this improvement comes from the re-entry of many aid donors into Africa and the Caribbean.  Over the next several years, management believes  the atmosphere in many African and Caribbean nations will be positive towards private investment, and that they will seek out public-private and strictly private opportunities to provide basic goods and services to their populations. Experience has shown management that, with sufficient care in selecting investments, the Company can generate above average rates of return on investments in Sub-Saharan Africa and the Caribbean.

THE OFFERING

Securities

6,250,000 Shares having an aggregate offering price of $75,000,000 are being offered at $12.00 per  share (the “Selling Price”) during this Offering Period.  (See "Plan of Distribution" and Cover Page.)

Offering  Period

As described in greater detail in "Plan of Distribution" and on the Cover Page, the Offering begins on  the date of this Prospectus and may continue for up to nine (9) months thereafter, unless earlier terminated.  (The date that (i) subscriptions for a minimum of $3,000,000 of Shares have been received and (ii) the Company has closed its initial escrow, will mark the end of the Initial Offering Period.)  Subject to pertinent securities requirements, the Company expects to update this Prospectus after its Initial Offering Period and continue the offering (the “Continuous Offering Period”)  for up to 24 months from the date of this Prospectus if, as expected, the $75,000,000 maximum is not achieved during the Initial Offering Period.

Proceeds Held

All subscriptions during the Initial Offering Period will be held in an escrow account with Miami Escrow Services, Inc., whose address is 2520 SW 22nd Street, Suite 2-143, Coral Gables, Florida 33145 Such proceeds will not be paid to the Company until receipt of the minimum offering amount of $3,000,000; thereafter, if such minimum is achieved, the Offering will continue at the Company's the then determined Selling Price (expected to be the average of the bid and asked price on the trading market where the Shares are then listed or at the same $ 12.00  per Share).  If the minimum offering amount of $3,000,000 is not achieved, the related proceeds will be returned to the investors.  Investors are reminded that, given the duration of the Initial Offering Period, subscriptions may be held in escrow for up to nine (9) months from the date of this Prospectus.  In addition, while it is expected that interest will be earned on escrowed funds, there is no assurance that interest will be earned and, in any event, interest earned will not be returned to subscribers but rather be paid the Escrow Agent or the Company to defray the costs of the escrow.

Minimum Subscription	The minimum purchase is $500 and multiples thereof. Any interest earned will be retained by the Company or escrow agent (See "Investment Requirements" and "Plan of Distribution–Subscriptions.")
Risks and Conflicts of Interest

An investment  in the  Company involves substantial risks due in part to the costs the Company will incur, given the highly  speculative nature of the consumer products and services business.  Risks inherent in investing in the Company are discussed under "Risk Factors.”

Plan of Distribution	The Shares are being offered on a best-efforts basis by the Company. The Company has reserved the right to use broker-dealers in certain circumstances. (See “Plan of Distribution.”)

Use of Proceeds

Proceeds of this Offering will be applied to certain contemplated acquisitions and/or start-ups outlined herein and for working capital purposes.  More specifically, the Company intends to offer a range of consumer products and services relating to entertainment, real estate, financial services and communications, with emphasis on niche marketing to the African American and Hispanic Communities.  The Company will seek to meet the expanding needs of ethnic communities for consumer products and services tailored to those specific communities with an emphasis on those products and services not readily available or at prices typically higher than generally available outside such communities.  If only the minimum is achieved, the Company will concentrate its efforts in real estate.  In the event more than the minimum is subscribed, the Company intends to be more aggressive in implementing its business plan.  (See “Application of Proceeds” and “The Company.”)

PostOffering Securities Outstanding

If the Offering is successful, the number of Shares outstanding will increase from 6,250,000 to 12,500,000 if the $75,000,000 maximum offering is achieved.  If the $3,000,000 minimum offering only is achieved, the number of Shares outstanding would be increased to 6,500,000. (See “Capitalization.”)

SUMMARY FINANCIAL DATA

The Summary Financial Information, all of  which  has been derived from audited financial statements included elsewhere in this Prospectus,  reflects the operations of the Company for its limited operating history as of and for the period from inception to June 30, 2007.  This information should be read in conjunction with the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Current Assets	$7,725
Non-current Assets	-0-
Current liabilities	$25,224
Gross Revenues	$-0-
Gross Profit	$-0-
Loss from Continuing Operations since inception	$2,838,776
Net Loss	$461,380

PRO FORMA FINANCIAL INFORMATION

Pro forma financial information has not been presented since no significant business combination has occurred or is probable and, even where possible or remote, there have been no significant historical operations. Consequently, pro forma information would serve no useful purpose.

Full financial statements have been presented for the Company. (See Appendix I.) In addition, summary financial data is provided in "Selected Financial Data."

INTRODUCTORY STATEMENT:

WHO SHOULD INVEST

PURCHASE OF THE SHARES OFFERED HEREBY SHOULD BE MADE ONLY BY THOSE PERSONS WHO CAN AFFORD TO BEAR THE RISK OF A TOTAL LOSS OF THEIR INVESTMENT. THE COMPANY RESERVES THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART.

Each subscriber will be required to make certain representations as to his net worth and income. (See "Investment Requirements" and Appendix II, the “Subscription Agreement and Power of Attorney.”) The Company believes that prospective investors should consider the Shares as a long-term investment. There is no public market for these Shares, and none is likely to develop for approximately 6 to 18 months after this Offering commences.  (See "Risk Factors -- No Market For The Company's Shares; Non-Transferability Of Shares Until Trading Market Develops.")

In addition, offerees should not purchase Shares with the expectation of sheltering income.

RISK FACTORS

Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Shares offered hereby.

(1) EARLY STAGE OF DEVELOPMENT; LIMITED HISTORY OF OPERATIONS; ACTIVITIES' HISTORICAL NET LOSSES; NEED FOR ADDITIONAL CAPITAL. The Company is in the early stage of development and has no history of operations. (See "The Company -- General" and "Conflicts Of Interest.") To the extent that the Company implements its business plan, the Company's business will be subject to all of the problems, expenses, delays and risks inherent in a new business enterprise (including limited capital, delays in program development, possible cost overruns, uncertain market acceptance and a limited operating history). (See also below "Risk Factors -- Reliance On Management.") In addition, the Company's future success will depend upon many factors, including those which may be beyond its control or which cannot be predicted at this time, such as increased levels of competition (including the emergence of additional competitors, changes in economic conditions, emergence of new technologies and changes in governmental regulations).

Such factors raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will achieve profitability in the future, if at all. If the Company fails to achieve profitability, its growth strategies could be materially adversely affected. (See "Management's Discussion And Analysis Of Financial Conditions and Results Of Operations.")

As a result of these and other factors, there can be no assurance that the Company's proposed activities and/or acquisitions will be successful or that the Company will be able to achieve or maintain profitable operations. The Company's minimal capital resources are not adequate to fully implement its business plan. Accordingly, whether the Company achieves the $3,000,000 minimum or the $75,000,000 maximum offering associated with this Offering Period, the Company is expected to require additional financing. There can be no assurance that any such additional financing that is required will be available to the Company if and when required, or on terms acceptable to the Company, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing Shareholders.

(2) RELIANCE ON MANAGEMENT. Although members of management have significant experience and expertise in the identification, acquisition and operation of various businesses, none of its members previously has operated such a broad-based development and management company. Investors will have no right or power to take part in or direct the management of the Company. Accordingly, no investor should purchase Shares unless such investor is willing to entrust all aspects of management of the Company, including the selection of businesses and/or companies to acquire, to the Company's management. This potential risk is even more important in this offering since the Company's business is dependent to a significant degree upon the performance of certain key individuals, the departure or disabling of any of whom could have a material adverse effect on the Company's performance and none of whom, until the minimum is achieved, is required to devote their services exclusively to the Company except for Messrs Julius Jackson, Sr. and Gordon Murdock.  The loss of the services of any such key personnel could have a material adverse effect upon the Company. The Company will maintain key man life insurance of $1,000,000 on Mr. Jackson, application for which will made after the Company has raised $10,000,0000 In this Offering. There can be no assurance that the Company will be able to retain such employees or prevent them from competing with the Company in the event of their departure.

(3) BROAD DISCRETION OF MANAGEMENT WITH REGARD TO USE OF PROCEEDS. A significant portion of the net proceeds of this Company have been allocated to working capital and, among other things, to expand its contemplated real estate-related activities and/or acquisitions. While the Company expects to use proceeds of this Offering as outlined in "Application of Proceeds", management of the Company retains broad discretion as to the specific use of such funds.

(4) FUTURE EXPANSION. As a result of this Offering, the Company is expected to experience significant expansion, including expansion into certain activities which neither the Company nor its management has previously operated. In addition, the Company is pursuing additional opportunities for expansion through the acquisition of additional management companies and, to that end, is expected to be regularly involved in discussions with third parties regarding potential acquisitions. Although no agreements have been reached regarding any such potential acquisition, in light of the Company's pursuit of additional acquisitions and funding in this and future offerings, it is likely that the Company will experience significant expansion in the future. It is possible (as a result of these recent preliminary activities -- and potential future acquisitions) that the Company's management will be required to manage a larger business operation than historically has been the case. There can be no assurance that the Company will be able to effectively implement the organizational and operational systems necessary for optimal management integration of its expanded portfolio of activities.

(5) FUTURE ACQUISITIONS. To expand its market and diversify its business mix, the Company's business strategy includes growth through acquisitions and investments. There can be no assurance that future acquisitions will be available and, if they are, will be consummated on terms favorable to the Company or that any newly acquired companies will be successfully integrated into the Company's operations. The Company may use equity or incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in conjunction with any future acquisitions.

(6) COMPETITION. The Company's business plan spans a variety of businesses, many of which overlap and are highly competitive. The Company faces substantial competition from a number of well-established, well-financed companies, many of whom have greater resources and are more established than the Company. Increased competition by existing and future competitors could materially and adversely affect the Company's ability to achieve profitability.  One example of this risk is the existence of established development and construction companies who are entrenched in the marketplace.  To the extent that management of those companies decide to commit significant financial resources into developing projects for the Company’s potential targets, those projects could be done by competitors. In addition, as the Company seeks to increase market penetration, its success will depend, in part, on its ability to gain market share from established competitors.

(7) NO MARKET STUDIES. In formulating its business plan, the Company has relied on the judgment of its management. No formal, independent market studies concerning the demand for the Company's proposed products and services have been conducted; however, market studies are expected to be employed in the future.

(8) FEASIBILITY. Directly or indirectly, the Company will use a significant portion of the proceeds of this Offering to validate the legal and economic feasibility of its business plan. To the extent that the Company determines any or a part of its business plan is not feasible, or to the extent the Company is unable to make a determination of feasibility and/or to modify the plan, the Company will be unable to proceed to develop in accordance with its business plan and investors may lose their entire investment in the Company.

(9) DEVELOPING MARKET. There is no prior proof of the acceptance of the Company's contemplated products and services. The Company has only recently commenced operations at a time when the industries affected by consumer products and services are rapidly evolving and is characterized by an increasing number of market entrants, including Internet-based. As is typical of new and rapidly evolving industries, demand and market acceptance for recently introduced services is subject to a high level of uncertainty and risk. Because the market for certain of the Company's products and services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. While it is known that consumer products and services, including those to ethnic markets, constitute a large and growing aggregate market, there can be no assurance that the market for the Company's products and services will continue to develop or become sustainable, particularly in view of the Company' emphasis toward minority communities. If the market for its products and services fails to grow, the Company's ability to establish and expand its brand identity would be materially and adversely affected.

(10) RISKS ASSOCIATED WITH BRAND DEVELOPMENT. The Company believes that establishing and maintaining a brand identity is a critical aspect for attracting and expanding its targeted audience and that the importance of brand recognition will increase due to the growing number of competitive products and services. Promotion and enhancement of the Company's brand will depend largely on its success in continuing to provide high quality products and services, which cannot be assured. If customers do not perceive the Company's existing products and services to be of high quality, or if the Company introduces products and services or enters into new business ventures that are not favorably received by customers, the Company will risk diluting its brand and decreasing the attractiveness of its audiences to customers. Furthermore, in order to attract and retain customers and to promote and maintain its brand in response to competitive pressures, the Company may find it necessary to substantially increase its financial commitment to creating and maintaining a distinct brand loyalty among its clients. If the Company is unable to provide high quality products and services, or otherwise fails to promote and maintain its brand, incurs excessive expenses in an attempt to improve, or promote and maintain its brand, the Company's business, results of operations and financial condition could be materially and adversely affected.

(11) GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES. Since few laws or regulations are currently directly applicable to consumer products and services, the Company is subject to direct government regulation in certain portions of its contemplated activities as well as regulations applicable to general business. Moreover, if the Company in due course expands into new markets (financial services, for example), the Company will then be the subject in such market(s).  Moreover, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations and, as a result, a number of laws or regulations may be adopted in the future. The adoption of new laws or the adaptation of existing laws to the products and/or services offered by the Company, which could decrease the demand for the Company's products and services, increase the cost of the Company doing business or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

(12) NO ASSURANCE OF PROFITABILITY; DIVIDENDS AT DISCRETION OF MANAGEMENT; NO CURRENT PLANS TO PAY DIVIDENDS. Payment of dividends, if any, to Shareholders is at the discretion of management. No assurance can be given that the Company's services and products will be accepted in the marketplace or that there will be sufficient revenues generated for the Company to be profitable. Not only has the Company not paid any dividends to date, it anticipates that, for the foreseeable future, it will retain any earnings for use in the operation and future expansion of its business. Moreover, the Company may be restricted from paying dividends to its Shareholders under future credit or other financing agreement(s). (See sections "Conflicts of Interest" and "Absence of Public Market and Dividend Policy.")

(13) ABSENCE OF PUBLIC MARKET AND ASSOCIATED ILLIQUIDITY OF SHARES. The Company's Shares are not publicly traded and there can be no assurance that a public market ever will develop. None is likely  to develop for approximately 6 to 18 months after the date of this Prospectus. (See "Plan of Distribution.") Such a publicly traded status requires the Company to enlist broker-dealers to serve as market makers. Even if found, any market maker of the Company's Shares may discontinue such activities at any time without notice. The Company intends to list the Shares for trading on any available trading market or quotation system as early as possible, not later than when the maximum $75,000,000 Offering is achieved. However, until a market for its Shares develops,  a purchaser may not be able to liquidate his or her investment and Shares may not be readily acceptable as collateral for loans. No assurance can be given as to the liquidity of the trading market for the Shares or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Shares may be adversely affected. Consequently, holders of Shares acquired pursuant to this Offering may not be able to liquidate their investment in the event of an emergency or for any other reason, and the Shares may not be readily accepted as collateral for a loan. Accordingly, prospective investors should consider the purchase of Shares only as a long-term investment. (See "Investment Requirements.")

(14) DISTRIBUTIONS AT DISCRETION OF MANAGEMENT; PAYMENT OF DIVIDENDS UNLIKELY. Distributions, if any, to shareholders are at the discretion of management, which does not presently intend to declare dividends. (See "Conflicts of Interest -- Distributions Would Reduce Funds Available For Expanding Operations To Make Acquisitions.") In fact, the Company anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Moreover, the Company may be restricted from paying dividends to its Shareholders under future credit or other financing agreement(s). (See "Absence Of Public Market And Dividend Policy.")

(15) LEVERAGE. While the Company has no long-term debt currently, the Company anticipates that the proceeds of this offering will be used to finance future activities and/or acquisitions of management companies, and for general corporate purposes. (See “Application of Proceeds”) The Company may issue debt securities from time to time subject, among other things, to compliance with applicable securities law considerations and possible future credit or other financing agreements.

(16) CYCLICALITY. Domestic revenues of the Company, as well as those of the services business generally, are often cyclical and dependent upon general economic conditions. Historically, service-based revenues have increased with the beginning of an economic recovery, principally with increases in demand for housing and automobiles. Decreases in service revenues have historically corresponded with general economic downturns and regional recessions and local conditions, although these downturns tend to lag the general economy. Management believes, however, that the Company's pricing strategies, distribution, production cost structure, marketing strategy and management's experience mitigate, to some degree, the effects of an economic downturn to the extent such downturn is regional. Moreover, the diverse nature of its targeted businesses – automobiles, mortgage financing, construction and affinity related services – should reduce the cyclical risk often associated with service companies.

(17) ABSENCE OF CERTAIN STATUTORY REGISTRATION. Neither the management nor the Company is (nor does management believe it is required to be) registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, each as amended; therefore, purchasers of the Shares will not be afforded any protection provided by those Acts. The Company intends to examine opportunities that, if pursued, may become wholly owned subsidiaries of the Company; alternatively, those pursued activities may take the form of providing, directly or indirectly, financing and/or providing management services to affiliated or non-affiliated companies. Under pertinent operating criteria, the Company intends to conduct its operations so that it does not come under the regulation of the Investment Company Act of 1940, as amended.

(18) DEPENDENCE ON OUTSIDE ADVISORS. In order to supplement the business experience and expertise of the Company's management, the Company may employ accountants, technical experts, appraisers, attorneys and other consultants or advisors. The selection of such consultants or advisors will be made by the Company's management without any influence or control by shareholders.

(19) DETERMINATION OF OFFERING PRICE. The offering price of the Shares offered hereby has been determined by the Company and bears no direct relationship to the Company's asset value, net worth, earnings or any other established criteria of value. Therefore, the price of the Shares is not necessarily indicative of the price at which the Shares may be traded following the consummation of this Offering. For example, the Company's existing Shareholders, subsequent to the exchange of debt for equity acquired their Shares at an average price of $.451 per Share. (See “Capitalization” and “Dilution.”)

(20) DILUTION. This Offering will result in immediate and substantial dilution of the net tangible book value per common share. Investors who purchase Shares offered hereby will experience immediate dilution based on the difference between the subscription price and the net tangible book value per common share. Purchasers of Shares during at least the Initial Offering Period will pay $12.00  per share which, upon completion of this Offering, will have a net tangible book value (based on the Company's balance sheet as of June 30, 2007, after giving effect to this Offering) of approximately $ 2,982,501 if the $3,000,000 offering is achieved and $74,902,501 if the $75,000,000 maximum offering is achieved. That represents dilution of $.4588 per share (or approximately 99%) at the $3,000,000 level and $5.999 per share (or approximately 58%) at the $75,000,000 level. (See "Capitalization” and “Dilution.")

(21) CONTROL BY THE PRINCIPAL STOCKHOLDERS. Prior to the Offering, but subsequent to the aforementioned conversion of debt to equity, individual officers, directors, advisors and more than 5% shareholders (the "Principal Stockholders") owned in the aggregate approximately 55.2% of the Shares. (See "Security Ownership Of Certain Beneficial Owners and Management.") Upon completion of the Offering, the Principal Stockholders' and their affiliates' aggregate ownership Shares in the Company will permit them to retain approximately 51.1% of the Shares, assuming the $75,000,000 maximum is raised. Consequently, the Principal Stockholders may be able to effectively control the outcome on all matters submitted for a vote to the Company's stockholders (particularly if significantly less than the $75,000,000 maximum is raised). Specifically, at least initially, the Principal Stockholders will be able to elect all of the Company's directors. Such control by the Principal Stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which holders of Shares might otherwise receive a premium for their Shares over then current market prices.

(22) FUTURE SALES OF SHARES. The Principal Stockholders, including Julius Jackson, Sr., beneficially hold, subsequent to the aforementioned conversion of debt to equity, 4,272,250 (68.34%), directly or indirrectly, of the outstanding shares of the Company. All of such Shares held by the Principal Stockholders are "restricted" as defined in Rule 144 under the Securities Act ("Rule 144"). All of these restricted Shares have been owned beneficially for less than two years by existing shareholders and may not be sold in the market pursuant to Rule 144 with regard to sales by affiliates until at least two years have passed from the date of their purchase. The Company can make no prediction as to the effect, if any, that sales of Shares, or the availability of Shares for future sale, will have on the market price of the Shares prevailing from time to time. Sales of substantial amounts of Shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the Shares. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

(23) RADIO AND TELEVISION BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION. The   radio and television broadcasting industries are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio and television broadcast station operating licenses. Initially, however, no operations of the Company are subject to the FCC regulations and, unless it acquires radio and/or television stations, the Company's business will not be dependent upon its obtaining and holding broadcasting licenses from the FCC. In the future, it is possible the Company may seek to acquire radio and/or television broadcast facilities. While not currently applicable, it is noted that the Congress and the FCC may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of the Company. For example, the 1996 Telecommunications Act, as amended], relaxes the current limitations imposed on the number and location of broadcasting properties that may be owned by any one person or entity; such regulations had not permitted any person or entity to own more than two FM or two AM radio stations in any one market over a specified size or in excess of 20 FM and 20 AM radio stations in the aggregate and restricted ownership of licensed properties by foreign nationals. (See "Competition" above in this section.)

CERTAIN RELATED PARTY TRANSACTIONS

The following inherent or potential conflicts of interest should be considered by prospective investors before subscribing for Shares.  (See “Risk Factors–Conflicts of Interest” and the disclaimer at the end of the following section regarding certain specific transactions.)

(1) Ron Avery and the Ronco Group have served as mentors to the Company and have made substantial investment of capital, time, physical resources and credentials.  As the working relationship developed between the Ronco Group and the Company matured, it became apparent that the two companies might benefit from a merger of the two companies or the creation of a new company in which there could be shared ownership.  Therefore, the Company will seek a business valuation company such as Houlihans, to vet the value of such created company and the pro-rata contribution that either company should contribute for that pro-rata share.

(2) The Company relied on the expertise of an individual to determine the net present value of the company should funding become available to execute on agreements the Company has signed.  That individual is now a member of the management team of the company, which might give rise to a question of the value of the net present value of the agreements on which, the company is expected to earn profits.

The Company believes that any past transactions with its affiliates have been at prices and on terms no less favorable to the Company than transactions with independent third parties.  The Company may enter into transactions with its affiliates in the future.  However, the Company intends to continue to enter into such transactions only at prices and on terms no less favorable to the Company than transactions with independent third parties.  In that context, the Company will require any director or officer who has a pecuniary interest in a matter being considered to excuse himself or herself from any negotiations.  In any event, any debt instruments of the Company in the future are expected generally to prohibit the Company from entering into any such affiliate transaction on other than arm’s-length terms.  In addition, a majority of the Board is (and must continue to be) neither an officer nor have a pecuniary interest (other than as a Shareholder or director) in any transactions with the Company.  In turn, commencing immediately, a majority of the independent Board of Directors members (defined as having no pecuniary interest in the transaction under consideration) will be required to approve all matters involving interested parties.   Moreover, it is expected that additional independent directors will be added to the Board and  the independent escrow agent/registrar will begin serving no later than the initial closing for this offering, to assure proper issuance of stock to Shareholders.

THE COMPANY

The Company was incorporated in Florida on March 25, 2002. Expected to commence activities upon achieving at least the minimum in this Offering, the Company seeks to provide a method of unifying the investment of funds within minority communities in the United States and underserved communities in Africa and the Caribbean to extend the economic benefits of business ownership to indigenous peoples in a socially responsible manner.

GENERAL

The strategy of the Company grows out of the myriad affirmative action experiences of the 1970s and 1980s. Although there was significant growth in the economic status of some minorities, the benefits did not, in many cases, flow to the intended communities.  Far too many minority neighborhoods are currently replete with pawnshops, “E-Z” credit facilities, auto title loan companies, high priced convenience stores and usurious check cashing facilities.  In most cases, these facilities are owned by people from outside of the communities, and so the profits are not returned to or reinvested in them.

Historically, ideas for improving minority neighborhoods have come from outside those communities from organizations which do their best to help by providing gratuitous aid.  The very nature of these programs, while intended to assist in the development of the targeted communities, ensure that the benefits, both the economic and recognition, flow to the originators of the plans rather than to the communities.  The Company seeks to build both self-esteem and entrepreneurial know-how within minority communities by installing programs and businesses that bring the economic and social benefits into them.

Further contributing to the lack of a solid economic foundation within the communities, banks and other financial service companies often operate on the fringes of these neighborhoods, accepting deposits from the residents, business owners and churches, but rarely accommodating the credit needs of the depositors or tailoring financial products to the needs of community residents.  By pooling economic resources, the inhabitants of these neighborhoods, as well as others sensitive to the need of spreading economic wealth, can contribute to the establishment of the Company as a highly capitalized business, capable of expanding internationally.  The benefits to these investors will be access to new programs and businesses in their communities, with an additional benefit of producing financial gain as a result of being a shareholder in the Company.

The Company will ultimately manage all operations from its head office in St. Augustine, Florida.  This corporate structure will include responsibility for:

•

MGW Americas – oversight of all projects and businesses, except those that considered faith-based initiatives, located in the North America, Caribbean, and Central America.

•

MGW International  – oversight of all projects and business located outside of the Americas and Caribbean.

•

Administration - financial and operating data, marketing, systems, human resources, record keeping, compliance with government regulations and filings, corporate documents and company reports for all entities owned by    or in which 50% plus one share or better ownership interest will be held by the Company.

•

Corporate Finance - asset acquisitions, due diligences, asset valuations, reporting, mergers and acquisitions, legal advisory, financial and debt structuring, corporate coordination, new project management, portfolio management by region, analysis by sector, active representation within portfolio investments and investment committees.

The Company has identified several projects for which it proposes to provide funding. No fixed commitments have been made for any of these projects. The projects listed below are in different stages of due diligence and are intended to be pursued if the funding contemplated from this Offering is achieved and the appropriate due diligence is satisfactorily completed. Therefore, at present, these projects cannot be viewed as probable acquisitions. This list is not complete and those identified below are subject to being discontinued, if warranted, after its due diligence review is concluded.

The Company intends to consider many other development projects and intends to continue to raise capital to take advantage of opportunities, thus providing income and asset growth for its shareholders based on its planned investment and development strategy. The Company intends to develop strict guidelines for investment, first considering preservation of capital, then equity participation and liquidity. In most situations, it will endeavor to maintain a preferred position with emphasis on an exit strategy with earnings and a residual equity position. Management intends to fund projects strictly based on satisfactory completion of appropriate due diligence and based on generally accepted investment guidelines as they may evolve over time. At least initially, any specific opportunities pursued will relate to automotive sales, media, entertainment, financial services, construction, real estate development, manufacturing and communications activities.

Investments as suggested herein are inherently risky, and there can be no assurance that these risks can be mitigated to the extent that losses will not occur, and there can be no assurance that investors in this offering will not lose all of their investment. Potential investors are advised to consult their own legal and accounting counsel as to their suitability for investment in the Company.

The Company recognizes that there is a need to focus on the disparity of not participating, on a broad scale in world economies. It believes the remedy for this problem requires a concentrated program, developed in conjunction with people of African and Hispanic descent with the faith community, and implemented by people of all nationalities and economic backgrounds. Though it may appear initially that this strategy is separatist or potentially exclusionary, management believes mainstream economies on the North American and African continents as well as the Caribbean, will see the benefits of sharing the wealth and providing more benefits to the conventional businesses as well as the previously disadvantaged. As the implementation of the Company's strategy gains momentum, the Company's consumers will be trained and educated in the utilization of additional Company products and services, thereby building on the process.

The time-tested phrase "people participate in things they create" is expected to prevail in this undertaking. The more involvement from the community, the more likely the contemplated positive benefits will spread. As a sense of hope begins to replace a sense of hopelessness, the Company believes inhabitants of the targeted communities will begin to see improvement. In fact, management believes that as the Company is successful mainstream corporations will reach out to help implement this strategy of inclusion.

The Company believes that the principal criteria for success in the Company's business is responsiveness to the needs of the targeted consumer, referral sources, quality of service and the ability to establish and maintain effective relationships with the principal referral sources in each of the communities in which it operates. The Company's personnel will have extensive experience and training in the strategies necessary to ensure the best implementation of the strategies to achieve the goals of the Company. This experience and training will provide a foundation for significant growth of the Company, allowing it to market and deliver its services to a broad range of members of the emerging domestic and African markets. In this manner, the Company will be able to provide goods and services to the communities inhabited by the indigenous Africans, the two predominant minority groups in the U.S. as well as the broader markets in a very cost-effective and quality manner.

MGW AMERICAS

The Company’s St. Augustine, Florida office, when established, will not only be the Company’s main headquarters, but will also be the office for its MGW Americas division.  Potential affiliates include church members and individual churches representative of The Church of God In Christ, A.M.E. Zion in both the United States and Africa, Caribbean Conference of Churches based in Trinidad, National Baptist and non-denominational. Immediately following this Offering, the Company will begin a comprehensive program of expansion by means of acquisition, development and licensing of select consumer product and financial services companies designed to target minority citizens in specified cities.

The Company will make a number of investments in North America with the following objectives:

1.

Acquire operational assets that will allow for broad-based minority and faith-based community ownership of businesses, and

2.

Capitalize on the vast, unfocused purchasing power of the Company’s stakeholders and target market.

The Company’s initial focus for operational assets will be commercial and residential real estate development, property management, automotive sales, manufacturing, financial and construction services.  In addition, with management’s affordable housing development experience and the Company’s access to low cost construction systems, the Company intends to address the affordable housing shortage in North America.

The Company will initially offer these products and services to members of the African-American and Hispanic communities, with a more specific focus on the in-lying faith-based communities, while seeking, over time, to continuously broaden the range and depth of products. The Company believes this is the appropriate strategy based on the following factors:

1.

There is little unity of economic resources within minority communities at present;

2.

The significant reduction or elimination of many affirmative action initiatives in the United States over the past few years;

3.

Consolidation in the financial markets and its desire to achieve ever higher economies of scale create more homogenous product offerings without consideration of the unique needs and product requirements of minority groups,

4.

A corresponding centralization of decision making, hiring requirements and outsourcing to the cheapest provider, regardless of community affiliation, implying to the small entrepreneur that the odds of being successful as an independent are against him:

5.

The cost-effectiveness and short term expense of expanding into new areas; and

6.

The fact that there is limited competition because few other companies are offering products, services and ownership for consumption or utilization of services to the population targeted by the Company at competitive prices.

Specifically, the Company believes that there is significant opportunity for its products and services in Mexico as well as Florida, Georgia, New York, Illinois, Ohio, North Carolina, Tennessee, Texas, and California during the next 12 to 18 months. In due course, the Company believes these opportunities could also spread to other states throughout the United States. The areas of activity are outlined below.

PROPOSED ORGANIZATION STRUCTURE -MGW AMERICAS

1.1  Automotive Dealerships

In response to automotive dealerships recently spotlighted for having exploited, through financing and pricing strategies, minority customers, the Company intends to purchase and operate automotive dealerships around the U.S.   The goal is to create, in due course, a network of dealerships that can service the expected 2 to 4 million consumers made up by Company’s shareholders and target market.  One option will allow customers to purchase from the Company, through a direct marketing program network comprised of Churches, social groups and more and have the vehicle shipped to a location in the community from which the order comes.

1.2 Construction and Property

Real estate development has been one of the most profitable business areas in the U.S. and many other countries. Historically African-Americans and Hispanics have not participated broadly in the development of residential real estate projects nor had the opportunity to own a home in such real estate developments. However, today many members of those communities have worked in the real estate industry and have developed the skills necessary to participate in the business of real estate development.  The Company will develop and provide the financial resources to assist in the development of community based residential and commercial real estate and address some of the housing and entrepreneurial needs of both the underserved communities and the broader communities at large.  Additionally it will target areas not previously associated with minority ownership such as shopping centers, hotels, medical facilities and auto boutiques.

The Company will focus on both new developments and housing programs that are designed to upgrade blighted communities utilizing Community Reinvestment Act funds, Community Redevelopment Initiatives and other available incentive programs in the U.S.  The Company plans to utilize empowerment zones, tax credits, tax-exempt bond financing, community second mortgages and down payment assistance programs in its efforts to be more responsive to the financial needs of previously underserved communities. Through this Offering, members of the community will have an opportunity to both own stock in the Company and utilize its services to acquire homes. The Company plans to create the model for the development of residential communities in both Africa and North America.  The Company is currently negotiating with a mortgage company to aid those minority community inhabitants who have the potential to lose their homes due to adjustable rate mortgages.

The Company's initial real estate development project is expected to be the West St. Augustine Affordable Housing project, providing housing to workforce individuals and families.  As more funds are raised, the Company seeks to  begin a second affordable housing project entitled "Carishoca", which will be the construction of 90 townhouses, an office/retail building and a hotel in Fort Lauderdale, Florida.  The project is a part of a much larger development initiated by Broward County and several cities surrounding and in close proximity to the development.. In the   immediate vicinity, there are no other real estate developments, other than the Company's, that propose to offer affordable housing in the form of single family quality homes.  The Company proposes that the construction will begin upon receiving a minimum of $3 million from this Offering. The Company envisions that, assuming all affordable homes are sold in the Carishoca development, the focus will be on the construction of the hotel and office/retail complex.  The office/retail building is expected to house several consulates from African countries; some of the buildings will house retail shops showcasing products, raw materials and services from the African continent. It is anticipated that the ownership of the office/retail complex will be between several African countries and Millennium.  A mentor/protégé relationship has been developed between the St. Augustine-based The Ronco Group of Companies, serving as mentor to the company.

1.3  Entertainment and Communications

The entertainment industry is closely related to the communications and broadcasting industries, the latter industries serving as distribution channels for the former. The entertainment industry is quite broad, spanning both content and distribution channels.  It is now evolving into electronic media as well.  The major business segments encompassed  by the entertainment industry are sports, travel, lodging, fitness, theme parks, theme restaurants, live entertainment, records, film production and exhibition as well as gaming.

Included in sports are not only professional sports teams and venues but also participant sports such as tennis, bowling and golf.  It is also particularly important to the Company’s target market of the U.S. which provides a disproportionately large number of professional athletes and which spends a disproportionately high amount of its disposable income on entertainment.

The plight of minority-controlled businesses in the U.S. over the last three decades is represented in the broadcasting and communications sector and is characterized by challenges accessing capital resources with which to run and grow a business and in obtaining appropriate licensing.  In the broadcast and communications businesses in the U.S, , this problem has been highlighted in a number ways.  Although some progress has been achieved in the number of minority-controlled broadcast businesses, recent studies show that minorities continued to be highly under-represented in the ownership of broadcast properties. Although minorities made up approximately 24% of the U.S. population in 1998 [more recent data?], they continued to own only about (2.5%) percent of the approximately 11,000 broadcast licenses, which had been issued by the Federal Communications Commission ("FCC").  This same study confirms that the primary impediment to ownership of broadcast properties and other telecommunications businesses by minorities was lack of access to capital.

This history can be seen as a dark cloud with a silver lining.  It indicates that opportunities abound for those minority firms that have the financial strength to pursue them. The relaxation of ownership rules in the 1996 Telecommunications Act has created unprecedented opportunities for growth and consolidation of broadcast properties for those companies that have the capital and experience to exploit the new duopoly and multiple ownership rules.

Further, digital technology is revolutionizing the telecommunications industry and there is opportunity for minority-controlled companies with experience and access to capital to own some of this new spectrum, as the next generation of broadcast and telecommunications service providers. Major corporations are seeking to establish mutually beneficial relationships with minority-controlled companies with experience and access to these new communications licenses. Moreover, urban and inner-city markets continue to attract increasing amounts of advertising revenue and continue to reflect larger percentages of minority populations. The Company seeks to capitalize on these economic and demographic trends by identifying a substantial company in the market place with a willingness to work with the Company in a mentor/protégé relationship not only in the United States, but in its international operations.

The Company believes that radio is a unique investment opportunity in the communications industry because it offers consistent revenue growth while being a relatively low variable cost business, thusly creating predictable margins that generate a high free cash flow.  Little technological change in radio and inexpensive programming results in a low level of maintenance on capital expenditures.

Ownership rules for radio changed in 1992 and again in 1994 and 2005, allowing commercial radio owners to own a total of 20 AM and 20 FM radio stations and, in specific markets an additional 3 AM and 3 FM stations  if they are small business-controlled or minority-controlled.   These changes set off a trend of consolidations that has driven the public market for radio stocks. With the adoption of the1996 Telecommunications Act, as amended, the broadcast market was further deregulated allowing unlimited national commercial ownership and of commonly-owned commercial radio stations in a local radio market, from 5-8 stations. This has fostered the largest wave of broadcasting mergers and acquisitions in history.

1.4  Affinity Products and Direct Marketing

Shortly after the initial closing of this Offering, the Company intends to establish a twenty-four (24) hour toll-free line for use by consumers and stakeholder. The line will be staffed by personnel thoroughly familiar with the full   range of products and services offered by the Company information about which will also be available through a web site currently under development. The toll-free line will also be available to answer routine questions about the products and services provided by the Company and the web site will have a list of frequently asked questions (FAQs) that will address common questions from consumers and friends. The Company believes that once there is widespread and demonstrable evidence that there is a sincere desire to meet the needs of the consumers, there will be an invaluable marketing edge for the Company with regard to consumer preference.

Through expansion the Company will establish new products and services as it identifies needs and desires among its target population. At this time, the Company is considering the acquisition of a direct mail and database management company to assist in the management of data necessary to maximize the responsiveness of the Company to the target population. The Company believes this component will enhance its position in the marketplace.

In selected markets throughout the U.S. , the Company is in active discussions to offer a range of products and services to selected minority communities, with initial emphasis on the traditional faith-based communities. The Company’s plans in providing goods and services to these markets are based on the observation that although minorities are categorized as great spenders of disposable income, there is very little correlation between spending that income and ownership of companies that provide the services and products to the community. These examples illustrate the degree to which the Company's competitive position in the marketplace could attract customers. Management believes the Company's focus on providing quality products and services at competitive prices using its contemplated marketing strategy will be unique in African-American, Hispanic and other minority communities.

Accordingly the Company's strategy is to capitalize on the economies of scale necessary to provide high quality service and products on a cost-effective basis. The Company will contain cost by developing centralized management, billing and payment functions to facilitate efficient operations. The Company presently intends to grow through the development of new products and services that enhance its ability to provide more cost-effective products and services. The Company will also establish relationships through African-American, Hispanic and other minority organizations --including churches, associations, sororities and fraternities. The Company does not have any specific plans, agreements, commitments or understandings concerning any specific acquisitions.

While there are many tools developed to ensure that people of the Company’s target market (often isolated from the provision of quality, cost effective goods and services in their communities) have goods and services brought to them, the costs are generally higher to cover the perceived added risk. Believing that mainstream businesses have profited over the last half century from these communities, management recognizes the need for people from these groups to unify their resources and begin to greatly increase provision of goods and services to themselves and others. Additionally, the Company believes that there are many benefits to be derived from unifying the available resources, such as improving the communities by having funds spent within those communities, turn over several times before leaving.

The Company will develop a mechanism for gathering data on the families of Shareholders, church members and others within the targeted communities of  the Company.  This data will be reviewed and the potential for utilization of other Company services will be assessed. If the potential exists, the Company will develop plans for responding  to the identified needs for other Company products and services. There are few if any, predominantly African- American, Hispanic or indigenous African owned publicly traded construction and real estate development companies. Through this Offering, the Company’s management believes that it can grow companies owned by the previously disadvantaged to a point where they can be spun off into fully registered, publicly traded entities, increasing the opportunity for wealth creation in the minority communities.  This strategy should also serve as a catalyst for broadening the middle class in North America.

1.5  Financial Services

Credit blemishes and high debt to income ratios have kept the dream of home ownership away from many in minority communities in the United States.  In addition, commercial bank credit available to African-American companies in 2005  was down as much as 43% in some states from an already low dollar amount. Even further, obtaining capital from the public sector has proven to be equally difficult as changing policy and legislation reduced the federal government's commitment to assist minority-controlled businesses.

The financial services industry provides essential consumer services which are supported and driven by consumer spending. The market that the Company is targeting has historically been critically under-served by the financial services industry: banking offices are not typically located in minority inhabited neighborhoods; mortgage, business and consumer loans are more difficult to obtain; and quality insurance and investment products are not easily accessible to residents. Many traditional banking services, such as check cashing, whose traditional focus are low-income consumers, that are easily accessible to these consumers are only available at a high expense.  Recent problems in the sub-prime lending market have disproportionately affected minority homeowners.  The company intends to respond positively to those individuals and families through more traditional, fixed rate financing, with emphasis on retaining the homeownership gains made over the past few years among minorities.

Major financial institutions have not pursued this market.  Their failure to target these particular market segments provides an opportunity for the Company to serve this market niche and provide the financial product offerings that will allow these consumers and business owners to be able to manage and use money more effectively. The Company intends to utilize U.S. Government programs to maximize the potential and to acquire an existing Community Development Financial Institution. In addition, the Company is in active discussions with a leading provider of residential mortgage financing to develop an affinity program that will provide access to home loan finance to target markets.  By pairing up with a strong and recognized institution, the Company will be able to brand the product in its name while maintaining the assurance of quality delivery systems for its clients and retaining a certain percentage of the profits for its own account.

The Company intends to offer, over time, a range of insurance products through a broker agency that it intends to create.  The company intends to solicit letters of interest from various insurance companies to test the willingness of those companies to work with the Company.  The Company believes that the jointly developed insurance products will be of significant appeal to the Company’s target market and stakeholders.

The Company will create a not-for-profit subsidiary to operate a homeownership program.  In this program, an individual or family is assessed for the potential of home ownership, enrolled in a home ownership program and placed in a home with lease payments being set at the most competitive rates available for home mortgages. The lease payments will be structured as traditional mortgage payments are.  They will include interest, principal, insurance and property taxes.  However, in most cases, under existing laws, a non-profit will not have to pay real estate taxes.  These “excess” funds will be held in escrow to mitigate the non-profit's potential of having to secure funds to make payments for a family that has an unforeseen problem servicing the mortgage. As the individual or family meets the goal set for home ownership within the ensuing five year period, the non-for-profit is removed from the mortgage and replaced by the individual or family, with no new refinancing or closing cost. The family will continue the payments to the lender, with no increase in payments, other than taxes or insurance.

Success in the above activities will provide the basis to assist members of its target market to start or enhance small and community businesses and own their homes.  In due course, the Company intends to offer an even wider spectrum of financial services than those listed in this section.  The Company will also offer consulting services to other non-profit organizations to expand the lease purchase program in the targeted communities.

To have a more directed focus of domestic activities, the Company utilizing the experiences from the faith-based initiatives, has reached out to some of the highest minority wage earners in the USA, to get their involvement in developing the communities from which they earn those wages.  Professional athletes and local clergy will be sought to work with the company to create local planning groups that will benefit multiple communities.  The Company intends to serve as both an exchange agent and catalyst for passing on new ideas.  As an example of ideas passing from one community to another, a group of banks in a southeastern state, pooled resources to minimize the risk of providing mortgages to low income wage earners and that program was replicated in another state via a minister who was exposed to that program.  This program, in both instances, allowed the banks in each community to meet their Community

Reinvestment Act requirements, while simultaneously, allowing them to serve a wider segment of the population.  The Company will work with the faith community which will act as an outreach tool as well as an implementing agent for the communities in collaboration with the company.

1.6 Coffee Roasting

The Company expects to enter into an agreement with Wandana Group to jointly own a coffee roasting company in Jacksonville, Florida.  Wandana is comprised of a Kenyan family member who currently resides in the U.S. who formerly managed a family owned coffee growing operation.  This family is a part of a coffee cooperative in Kenya that grows high quality coffee beans that will be shipped to the U.S. for roasting, packaging, wholesaling and retailing to targeted customers.  The highest quality beans will be utilized in gourmet coffee, which will be distributed to high end hotels, restaurants and connoisseurs.  The internet marketing and distribution channel, along with sororities, fraternities, churches and other social groups could facilitate strong sales in this niche market.

MGW INTERNATIONAL

The Company’s philosophy and objectives for its contemplated international operations are derived from the following key assumptions:

•

Africa will become a destination for significant aid and development moneys intended to assist the nations of Sub-Saharan Africa in fostering economic growth.

•

A significant portion of these monies will be spent on infrastructure, such as roads, ports, municipal services etc. that will create situations in which private businesses can operate more effectively and profitably.

•

In many African countries, in response to prodding and support from the U.S and other developed countries, there has been a significant improvement in governing, in maintaining fiscal discipline and in supporting activities that are beneficial to all citizens of these countries, rather then an elite few.

•

Over the next several years an atmosphere will be created in many African nations that is positive towards private investment, that will seek out public-private, or strictly private, opportunities to provide basic goods and services.

•

With sufficient dedication of resources and management time and effort, the Company can identify and participate in these commercially oriented opportunities; and that with the support of U.S government agencies or programs such as USAID, the Oversea Private Investment Corporation or the U.S. Export Import Bank, or their multilateral counterparts.   Such partnerships can significantly mitigate commercial and country risks in investing in these commercial opportunities.

•

Over time and with sufficient care in selecting investments, the Company can generate a superior return on investment from its investment activities in Sub-Saharan Africa

•

A portion of the Company’s annual profits, either by percentage or at an absolute dollar amount, if available, will be dedicated for reinvestment in business opportunities in Africa, in order to generate for sustainable development, long- term local employment and/or needed social benefits.

•

Newly enacted laws on the continent of Africa require businesses to have significant ownership by indigenous Africans for the companies to do business with the governments, specifically Black Economic Empowerment (“BEE”) charters

2.1

Indigenous Business Development

Within Africa, newly identified business opportunities are being made available by national governments to indigenous African companies and entrepreneurs in sectors such as road building, truck and train transportation, mining, house building and a host of other sectors. Support for these fledgling companies can be executed by the Company through investment and joint venture arrangements.    The Company has also explored and can access expertise from U.S.- based companies and other resources that would increase the probability of success by the previously disadvantaged local enterprises.  This approach differs from historical practices which have been to develop a program for the developing countries, especially Africa, with little meaningful local company input and involvement.

Over the past four years, the Company has worked to develop relationships with key individuals within various countries on the continent of Africa who have a genuine interest in working with a company from the U.S. that can bring resources from U.S. government agencies such as the Overseas Private Investment Corporation (OPIC), the U.S. Agency for International Development (USAID), Export-Import Bank and The Millennium Challenge Account, as well as resources, both people and finances, from a number of corporate and financial institutions.

In particular the Company believes these opportunities are ripe for development in this region because of the following factors:

•

Newly enacted BEE laws on the continent of Africa .

•

The slow pace at which the larger companies, both local national and multinational, are responding to the requirements of the new laws with concurrent unavailability of capital for indigenous Africans.

•

The increased emphasis on supporting the development of sub-Saharan African countries from all areas of the developed world (but especially the U.S.) by expanding trade and investment opportunities in these counties. In addition to existing programs supported by USAID, the current U.S. administration is currently moving rapidly to support grants by the Millennium Challenge Corporation (un-affiliate with the Company) to countries that have significantly demonstrated a willingness to provide transparent government and social programs that support the general native population. Other U.S. government agencies such as the Ex-Im Bank, OPIC and the TDA have also increased their focus on Sub-Saharan African over the past few years, adding an element of short and long term financing capital and technical support for projects identified within the region.

It is also the Company's desire to maximize the utilization of resources of countries on the continent of Africa for the primary benefit of the inhabitants of those countries. More often than not, in management’s opinion, the resources are used to benefit the multinational companies, and any consideration for the local inhabitants has been an after-thought. The Company believes this area of focus will be perceived as a new frontier" which will be met by positive responses. With mortgage and securitization instruments available through U.S. Government programs for housing development in Africa with better terms given to U.S. businesses, the Company is poised to become a leader in stimulating interest in affordable housing.

The Company believes that the needs and desires of the residents of African countries are not significantly different than those of its potential clients in North America, namely affordable housing, decent jobs, access to reliable communication systems, banking and insurance products and services, and the ability to purchase needed goods at fair prices.  As the Company develops the capabilities of its American operations, it will also create the opportunity to transfer and deliver these same capabilities to its potential clients in Sub-Saharan Africa.  On May 24, 2007, Overseas Private Investment Corporation closed a call for proposals to address the above mentioned areas.  Additionally, Ghana received a Millennium Challenge Grant of over 500 million dollars within the past few months. With private sector involvement, these efforts can be expanded and more progress could be made.

The Company has also established Millennium Group Worldwide-Mozambique, Millennium Group Worldwide Uganda, Ltd. Millennium Group Worldwide, Pty. Ltd., South Africa and Millennium Group Worldwide Angola. The Company currently has MOU’s with the Government of Cabinda, Angola to serve on a task force which will seek U.S. businesses to expand into that city and perform contractual work while simultaneously providing skill building and technology transfer to indigenous Angolans.

The Company also has opportunities to negotiate contracts to Design, build and finance two housing projects for government employees and union members in Mozambique and Angola.

A certain percentage of the capital raised through this offering will be devoted to acquiring, investing in or developing certain African based businesses or targeting investment opportunities in individual for profit  projects or investment vehicles in Sub-Saharan Africa.

•

The Company is committed to creating and evolving a comprehensive, integrated strategy for the development of sustainable projects, including:

•

Addressing the critical housing shortage in Africa;

•

Promoting job creation in the construction industry and home component manufacture;

•

Developing a mortgage financing system for broad-based access within Africa;

•

Launching a Private Equity Fund;

•

Providing training, adequate working capital and management involvement in companies funded through the private equity fund;

•

Acting as consultant to eligible countries in creating, submitting and following their applications to the Millennium Challenge Account (MCA), as administered by the Millennium Challenge Corporation (MCC);

•

Acquiring and integrating a number of financial institutions in and between various African countries;

•

Having offices in each African country where MGW has projects, creating a local company in which there is a domestic broad-based ownership structure.

Assets that are identified as having strategic importance to the Company, for example within the sectors of financial services, banking and insurance, construction, communications and transportation, will be acquired with at least 50% plus one share initial ownership.

Projects and developments that comply with the Company’s minimum requirements for governance, fiscal discipline and broad-based community benefit, will be presented to third party investors to participate through the proposed MGW Africa Private Equity Fund (discussed below).

The Company will make a number of investments in Africa and the Caribbean with the two-fold objective to:

i.

Acquire operational assets that will extend its U.S. activities into complementary African and Hispanic businesses, initially focusing upon providing property management and analogous financial services capabilities; and

ii.

Acquire controlling interests in property development companies that control commercial and affordable housing projects.

PROPOSED ORGANIZATIONAL STRUCTURE – MGW INTERNATIONAL

MGW AFRICA (PTY) LTD, a company incorporated in South Africa, will ultimately centrally manage the African assets. This management structure will include responsibility for:

2.2 Construction and Property

The Company also intends to capitalize on the Overseas Private Investment Corporations entry into the home ownership arena in both Sub-Saharan Africa and the Caribbean. Employees of both the government and solid private sector companies can participate in a program where homes are purchased on credit, with the monthly payments being deducted from the salaries of the employees who purchase homes. If an employee leaves the job, he/she will be able to either satisfy the mortgage upon termination or the government or private sector employee will replace them in the home

In keeping with its expertise and experience within the Real Estate Market, the Company has identified a number of key properties and developments in Southern Africa for potential investment. These opportunities will be contracted once complete due diligence has been concluded upon a given project.

Another example couples training and counseling in a manner that will allow the Company to develop a system for providing homes to individuals who historically could not purchase homes. In Africa, the lack of a developed mortgage and securitization market has been a barrier to home ownership and wealth building.  Through creative strategies, home ownership can be acquired through a non-traditional lease-to-own program. Under this scenario, a non-profit organization is designated as the owner of a property for up to five years while the Company serves as the developer and manager of the program and is paid approximately twenty two percent (22%) of the gross cost of the project.

2.3 Financial Services

In Africa much of the income and time is spent retrieving pay by the workers, since banking services are not generally available outside of the city centers. In fact, historically, the only savings product accessible to many underserved residents is a savings account; similarly, the principal insurance product, other than automobile insurance, has been an expensive whole life insurance policy that covers not much more than burial costs of the policy holder.

The Company will seek out a bank for potential acquisition and has allocated an amount of $16,000,000 from the maximum Offering amount of $75 million for financial services.

Company management regards the securitization of home loans in Africa as forming a crucial element in terms of mortgage issues to a greater percentage of the population. In order to benefit from the financial support of various U.S. financial entities in this regard, the Company is intending to secure a substantial equity position in a bank in Southern African.

2.4  Private Equity Fund Management

The Company intends to create a subsidiary for private equity and will seek suitors interested in providing assistance to the previously disadvantaged population on the African continent, one example being country funds created to assist citizens in a given country in a given sector (for example, in Angola, the agricultural sector).  With funds from the Company, those resources could be multiplied.  If such fund is launched, the Company will seek involvement of other U.S. companies operating in Africa to provide more housing for employees working for those companies.  This will also, if launched, management believes, create more goodwill toward U.S. companies.

The Company will be seeking to take advantage of a variety of programs available from both multilateral and bilateral financial institutions established to support private investment opportunities in the developing world, including Sub-Saharan Africa.   In accessing these institutions, Millennium will be seeking support from their programs that provide debt as well as those programs that provide equity or a combination of debt and equity.

As an example, the Company may work with existing fund managers supported under a program provided by the Overseas Private Investment Program.  The Company may invest in one of several funds, established by private fund managers (the General Partner or G.P.) and supported by OPIC, that focus specifically on Sub-Saharan Africa.  The Company may invest as a limited partner (L.P.) in such a fund that will receive matching debt funding from OPIC, generally equal to the amount of equity provided by the General Partner and the Limited Partners in the fund. The OPIC debt funding may be used for equity investments identified by the fund and OPIC retains the right to any distributions from the fund after an initial investment period; while all other returns are available to the G.P. and the L.P.s.  This arrangement allows the fund with sufficient monies to invest in worthwhile projects while at the same time providing the fund with the benefits of leverage through long term, patient debt at fixed rates that are attractive.  Some of the projects may be eligible for additional debt from OPIC, or other bilateral or multilaterals, at debt to equity ratios in excess of 1 to 1 and for certain programs at the 2 to 1 level.  Similar programs are available from other bilateral and multilateral agencies including large European bilateral and certain regional multilateral agencies.

The Company may also take advantage of programs that provide both debt and equity to a particular project.  Some programs provided by the International Finance Corporation (IFC will provide a certain level of debt to a project and utilize the preferred creditor status of the IFC to attract private syndicated debt to a project).  In addition, IFC itself may, if the project is in a priority sector, provide up to 20% of the project’s required equity in addition to the loan.  This combination of debt and equity can be a powerful tool in ensuring the correct mix of debt and equity is available to the projects identified by the Company or for those projects identified by an investment fund in which the Company is acting as an L.P.   Similar programs are available from selected regional multilaterals and some bilateral agencies.  The company will also look for situations where it will organize private equity funds that it would expect other management companies to delegate management of funds from them in countries where we have a presence.  This management would be done for a fee and possibly an incentive and /or management fee.  The Company will launch an equity fund with some of the proceeds of this offering if the maximum is achieved.  This equity fund will act as a catalyst for small business ventures initially.  However, as the Company develops more capacity, other financing strategies are expected to be developed.

Background

Since independence began spreading on the continent of Africa in the 1960’s, there has been not enough effort to match the transfer of skills with adequate financial resources to create a meaningful change in the economic landscape of Africa. Management has spent the past year assessing strategies with various leaders in the trade and commerce sectors of Africa and the U.S.  The strategy also included meeting with large corporations with a widespread presence in Africa to get their input relative to involving the previously disadvantaged in the economic mainstream.

Learning from the lessons of the past in the U.S. and Africa, the Company seeks to combine the provision of capital with training, mentorship, governance and management programs to companies or projects invested in by the pool. The Company intends to focus on companies where there is broad-based ownership and multiple key personnel in areas of responsibility.

Addressing the Problems of the Past

The Company has assessed the effectiveness of previous private investment funds sponsored by among others the Overseas Private Investment Corporation (OPIC) and the International Finance Corporation (IFC) in Africa as well as  the traditional funding methods in certain countries, including donor funding, debt funding and captive private equity funding. Certain realities affecting effective project funding became apparent:

•

Since administration from offices within the U.S. distances management from projects, the Company will need to establish offices within each country represented;

•

There is insufficient focus on smaller businesses (which drive the economies in most countries);

•

Forced reliance on broadly inaccessible ‘captive’ (government and banks) funding has created disparate risk-return barriers to entrepreneurs or local business ventures (where, management believes, effective independent private equity  and mezzanine funding structures are often the catalyst for economic growth and employment);

•

Historically there has been little or no economic investment participation from the countries of Africa but it is the opinion of management that African countries do, in fact, want to have a vested interest in the success of a new model for Africa, rather than rely on funds contributed by donor countries.

•

Housing construction contributes significantly to the local economy.

Investment Objectives

To identify development projects and investments that meet the Company’s objectives , management intends to:

•

Invest in projects that offer the real potential to offer returns to the Fund as measured over a ten year period;

•

Create project sustainability and adequate diversification of risk;

•

Offer the investor the unique capability of participating in distinctive investment opportunities;

•

Extract optimum value through timely [right?] selection and realization of portfolio investments;

•

Benefit those previously disadvantaged communities by job creation and creating broad-based ownership through structured project investment;  and

•

Expand on the Black Economic Empowerment (BEE) initiatives associated with current infrastructure projects in Africa.

Investor Protection

Management believes in enhancing the return on capital through increased accountability. Management is of the opinion this can be achieved through the following processes:

•

Transaction approval through Investment Committee(s).

•

Appointment of External Fund Advisors and Specialists.

•

Company Compliance Officer(s).

•

Independent Audits.

•

Quarterly and Special Reports to Investors.

•

Approved Risk Management systems.

•

Active regional representation and participation within selected projects.

•

Non-executive representation on the Company’s Board of Directors.

•

Voluntary polygraph examination of all individuals in an economic decision making position.

•

Underwriting deals for debt funding from recognized local and international financial institutions.

To coincide with opportunities to acquire assets of U.S. companies interested in meeting the Black Economic Empowerment goals by divesting parts of their businesses to the previously disadvantaged, The Company will allocate a portion of the raised funds, no more than 30%, to take advantage of those lucrative opportunities that are likely to be available.  Since there is a shortage of equity capital on the continent of Africa for the opportunities being made available to the previously disadvantaged, the Company intends to operate in that niche market as well.

HOWEVER, INVESTMENTS AS SUGGESTED HEREIN ARE INHERENTLY RISKY, AND THERE CAN BE NO ASSURANCE THAT THESE RISKS CAN BE MITIGATED TO THE EXTENT THAT LOSSES WILL NOT OCCUR, AND THERE CAN BE NO ASSURANCE THAT INVESTORS IN THIS OFFERING WILL NOT LOSE ALL OF THEIR INVESTMENT. POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR OWN LEGAL AND ACCOUNTING COUNSEL AS TO THEIR SUITABILITY FOR INVESTMENT IN THE COMPANY.

ADDITIONAL DISCLOSURES

1.

EMPLOYEES

Initially, after the minimum is achieved, only Messer Jackson Sr. and Mary White, along with the administrative assistants of Messer Jackson Sr. will work full time. The remaining staff will be hired as the operational plans are scaled up and implemented and the mid point is reached.

As of July 31, 2007, the Company had three full-time and two part-time employees, both working out of the Company’s Florida offices. None of such employees is represented by employee union(s). The Company believes its relations with all of its employees are good.

2.  PROPERTY

The Company intends to rent office facilities at market rates. Such leased office space will be adequate, management believes, to satisfy its needs for the foreseeable future.

3.  LITIGATION

There has not been any material civil, administrative or criminal proceedings concluded, pending or on appeal against the Company or its affiliates and principals.

4.  DIRECTORS AND EXECUTIVE OFFICERS

The following table reflects the names, ages and positions of the Company's executive officers and directors.

Name	Position	Age
Julius Jackson, Sr.	Chairman, President and Chief Executive Officer	60
Richard Corrigan	Executive Vice- President and Director	63
Joseph Krall	Chief Financial Officer	42
Ron Avery	Chief Operating Officer	55
Charles H. Perkins	Director and Treasurer	68
Mary White	Director and Secretary	51
Patricia J. Braynon	Director	54
Robert Curbelo	Director	45
Newall J. Daughtrey	Director	60
Ronald J. Hoston	Director	62
Joseph Johnson, Jr.	Director	56
Thomas S. Kornegay	Director	70
Timothy M. Lane	Director	59
Dr. W. David Lee	Director	42
Gordon Murdock	Director	55

JULIUS JACKSON, SR. – CHAIRMAN OF THE BOARD OF DIRECTORS AND PRESIDENT

Mr. Jackson has been Chairman of the Company since May 2002.  He has been the Company’s key business development person in Africa, securing a number of potential opportunities.   During this time, he served as a Bush/Cheney Team Leader  for the 2004 Presidential election and also worked on President Bush’s previous campaign.  Mr. Jackson’s professional career began at General Motors Corporation in 1968 as assistant to the plant chemist for two years. Between 1971 and 1974, Mr. Jackson served with the Metro Dade Police department during which time he earned a degree in criminal justice administration at Florida International University. Until 1976, he supervised a component of federal funds at the  Miami-Dade County  (Florida) Manager’s Office while continuing his education at St. Thomas University in working towards a master’s degree in human resource administration. Mr. Jackson left Miami-Dade County employ   in 1976 to join a private Washington D.C. consulting firm as technical support coordinator for Florida, Mississippi and Alabama. Thereafter, Mr. Jackson founded a consulting firm that ultimately had offices in London, Washington D.C., New Haven (Connecticut) and Miami.   The firm procured national and international contacts with various U.S. government agencies, including the National Institute on Drug Abuse and the Department of Defense. Mr. Jackson has served as project manager for the development of over 10 training courses and course revisions published by the U.S.  Government Printing Office (GPO).  From 1985 to 1989, Mr. Jackson served on the Miami Dade County Housing Finance Authority, with emphasis on financing affordable housing. He has secured financing from both the private sector and governmental resources for development of a number of projects. Mr. Jackson has been a board member of the Greater Miami Chamber of Commerce, the Salvation Army and many civic and business organizations.  Mr. Jackson was recently elected as President of the company.

RICHARD CORRIGAN –EXECUTIVE VICE PRESIDENT AND DIRECTOR

Mr. Corrigan was a Director, for the  Overseas Private Investment Corporation located in Washington, D.C., responsible

for Portfolio Management and Special Assets.    In that capacity, he engaged in international project finance, managed risk and portfolio management functions of $13 Billion portfolio with responsibility for overall credit quality and reserves and responsible for managing loan portfolio on a day to day basis including direct exposure and loan guarantee programs. Mr. Corrigan organized and developed an internal controls function for that U.S. governmental  agency to comply with government standards for financing organizations and initiated a credit audit process to monitor third party lenders under loan guarantee program. And was appointed as senior credit professional for Task Forces created to increase penetration of middle market companies expanding overseas and to explore opportunities for OPIC in financing or insuring housing and mortgage finance in developing markets.

His many experiences with Federal Deposit Insurance Corporation, Atlanta, GA, as an Asset Specialist assigned to the Resolution Trust Corporation he was responsible for selling numerous companies acquired by the RTC including an Auto Leasing Company in Puerto Rico, Life Insurance and Casualty Insurance Companies in Florida, a Mortgage Service Operation and several portfolios of over $350 million in consumer loans. He managed and successfully concluded the affairs of 60 active operating subsidiaries of failed savings and loan associations, including companies active in Trust Management, Securities Sales, Mortgage Servicing, Insurance, Real Estate and Consumer Loans. He received Special Achievement Award for activities in Subsidiary Management. Mr. Corrigan earned a Bachelor of Arts in History at Manhattan College, Bronx, N.Y. serving on the Deans List. He was a Candidate, Master of Arts  Government at the University of Maryland, College Park and a Candidate, MBA  Finance at Pace University, New York, N.Y.

JOSEPH KRALL - CHIEF FINANCIAL OFFICER

Mr. Krall is currently a principal/partner of The Ronco Group.  If the minimum Offering is achieved, he will become the Chief Financial Officer of the Company.   For The Ronco Group of companies, he directs the overall financial plans and accounting practices of all entities, oversees treasury, accounting, budget, tax and audit activities of the organization and subsidiaries, and oversees financial and accounting system controls and standards and ensures timely financial and statistical reports for management.  Under his management, Mr. Krall manages all financial operations and formulates the organization's financial strategies for expansion and long-term stability and directs the planning, organization, and implementation of overall procedures for all real estate acquisitions and management, fiscal reporting and administration, purchasing and warehousing, risk management, cash management, investments, business licensing, and sales tax administration.

Mr. Krall coordinates the activities of outside suppliers of financial services hired or contracted by the Ronco Group, including accountants, auditors, financial consultants, underwriters and brokers, the banking system and other financial venues.  To maintain a working relationship and to develop additional relationships with banks, financial institutions and capital markets with the aim of securing the funds necessary for the operations of the Ronco Group, and the attainment of its development plans and its investments. With extensive experience as a Certified Public Accountant, Management of Human Resources department, Management of Purchasing and Procurement department, contributes to his extensive knowledge of all issues associated with start-up/expansion. Mr. Krall earned a Bachelor in Science degree, majoring in Accounting at the University of Scranton of Scranton, PA.

RONALD AVERY - CHIEF OPERATING OFFICER AND DIRECTOR

Mr. Avery is the President and founder of one of the premiere operational management companies in the Southeastern U.S. , The Ronco Group of Companies (which ahs more than 50 million dollars in annual revenue).  If the minimum Offering  is achieved, Mr. Avery will become the Chief Operating Officer of the Company.  Currently, Mr. Avery provides general oversight of all Ronco Groups activities, manages the day-to-day operations and coordinates activities to successfully achieve profit and return on capital. Mr. Avery’s leadership has established an organizational structure which effectively delegates authority to subordinates, which leads to the accomplishment of objectives.  He meets with and advises other executives and reviews results of business operations.  As President, Mr. Avery develops the primary goals, operating plans, policies as well as short and long range objectives for the organization.  He also presents the organization to the financial community, major customers, government agencies and the public.   Mr. Avery earned a Business Studies degree from the Lackawanna Junior College of Scranton, PA and Accounting Studies at Tunkhannock Area Adult Education of Tunkhannock, PA.

MARY WHITE – SECRETARY AND DIRECTOR

As the President of the Company from the inception of the company in 2002, Ms. White was responsible for its administrative coordination and management.  She has a combined 21 years of experiences with Chevron Corporation, Bank of America, Twin Federal Savings and Loan Association and Solotron Systems, a small minority company based on experience in savings and loans, office and account manager and expertise in telecommunications and protocols. Mrs. White holds a Certificates of Training in Management from the American Management Association International Center for Management Development.  Ms. White was recently elected as secretary of the corporation.

PATRICIA J. BRAYNON - DIRECTOR

Mrs. Braynon is the Executive Director of the Miami-Dade Housing Finance Authority, one of the most respected, responsive, and financially stable housing finance authorities in the United States.  Ms. Braynon is responsible for the overall administration of Authority bond issuance activities and management of a $1.5 billion loan portfolio, and is responsible for staff supervision, budget preparation, fiscal management, implementing policy directives.  Under Ms. Braynon’s guidance the Authority, created a Deep Subsidy Program that pools sources of financing and blends interest rates to reduce overall costs for borrowers.  Moreover, as a result of the Authority’s innovative style, developers have begun to place more emphasis on structural style and design thus producing a better product while maintaining lower costs.

Until the recent hire of its own Chief Executive, Ms. Braynon acted as CEO of the Miami-Dade Affordable Housing Foundation, Inc. where she continues to serve in a consulting capacity.  From two years, in 1996 to 1997, Mrs. Braynon served as one of five Assistant County Managers with the Miami-Dade County Municipal Government, which employs over 36,000 people. Her areas of responsibility included the management and oversight of eleven departments of approximately 3,300 employees with combined budgets in excess of $200 million. In addition, she has over 20 years experience in private sector housing finance and mortgage lending.

Ms. Braynon earned a Bachelor of Science in Business Administration from Tuskegee University, Tuskegee, Alabama.  Her professional affiliations include national board member of the national Association of Local housing finance Authorities, the Florida Association of Local Housing finance Authorities, Jobs for Miami, the Urban Task Force, Miami-Dade Urban Bankers Association and Delta Sigma Theta Sorority, Inc.

ROBERT CURBELO - DIRECTOR

Twenty years experience in project management and estimating roles in new commercial building and tenant interior construction, commercial building renovations, infrastructure, and site development projects  Mr. Curbelo worked at The Tower Group from 2005-2007 as Senior Project Manager.  He managed a team of a dozen individuals to complete the $55 Million dollar 1.3 Million square foot Shops @ Midtown Miami Mix Use project.  From 1999-2005, Mr. Curbelo was Senior Project Manager at the Codina Group, one of the largest developers and builders in the State of Florida as.  He completed multiple construction projects located in West Dade County totaling $40 Million dollars in 18 months consisting of industrial buildings, telecommunication facilities, two story office building, new road construction and site development of approximately 130 acres all ahead of schedule, under budget and above profit margin expectations. Most projects were funded by public and private sector financial sources. Mr. Curbelo successfully completed the new Miami Children’s Museum on Watson Island six weeks ahead of schedule resulting in a bonus of $50,000 to the General Contractor for early completion. A five-story office/garage building including 15,000sf of medical facilities and 15000sf of executive offices was completed in nine months on schedule. Due to savings in general condition costs and better than average savings during negotiation of hard costs, the company realized a 100% rate of return above the original fixed fee amount.  Mr. Curbelo was Vice President of Operations for DACRA CONSTRUCTION INC., from 1997-1999.  He managed in-house construction projects for the development division. Coordinated all design/build activities from start to finish for each project.

As a project manager from 1994 to 1997, he managed approximately $2M of projects each year ranging from $50k sales office to $2.3M for Morse Diesel and Lehr Construction Corp.   His education: Masters of Business Administration University of Florida,  Gainesville, FL. Masters of Construction Management (pending) Florida International University Miami, FL. Graduate studies in construction productivity, project scheduling, financial accounting, construction marketing, and strategic planning.  Bachelor of Science in Civil Engineering, University of Miami, Coral Gables, FL. Bachelor of Science in Architectural Engineering, University of Miami, Coral Gables, FL.   Professional licenses & certifications:  State of Florida Engineer Intern Certification State of Florida Certified General Contractor State of Florida Licensed Real Estate Broker  OTHER SKILLS: Bilingual-English & Spanish, Microsoft Word, Excel, Outlook, & Poweroint and Projects, Primavera Expedition Web Based 10.0, OSHA 30 hours.

Bilingual-English & Spanish, Microsoft Word, Excel, Outlook, & PowerPoint and Projects, Primavera Expedition Web Based 10.0, OSHA 30 hours.

NEWALL J. DAUGHTREY - DIRECTOR

Newall J. Daughtrey completed a Master of Science in Management from Florida International University with a concentration in Public Administration. Mr. Daughtrey is currently the chairman of consulting firm (Newall J. Daughtrey & Associates) offering services in business/economic development and municipal management. As City Manager of Belle Glade, Florida Mr. Daughtrey was instrumental in updating the City’s ordinance and getting the City Commission to approve the first rate increase for the water and sewer enterprise since 1999.  As City Manager of Opa-Locka from 2000- 2002, 1994-1995 and 1979-1982, his responsibilities included supervision of the following departments: Police, finance, Parks and Recreation, Library, Water and Sewer, Public Works, Sanitation, Building Licenses and Code Enforcement. Managing 175 employees with a budget of $23 Million, Mr. Daughtrey was successful in getting a $2.1 Million grant from the State of Florida to develop a storm-water utility master plan, a $10 million grant fro FEMA and the State of Florida to clean out the City’s canals and getting the City Commission to approve $40 Million in a Special Assessment for capital improvements for the City. For 10 years Mr. Daughtrey served as President and Executive Director of The Business Assistance Center founded to create and expand Black-owned business. His efforts created a business incubator for 71 firms, loaned and invested over $11 million to 124 Black owned firms, and upon becoming a 301(d) licensee, was approved to issue $5 million in capital stock (Class A) and up to $20 million in Subordinated Stock (Class B). Over the last 30 years Mr. Daughtrey’s experience in City governing has led to  community redevelopment and revitalization projects to include the creation of the Business Assistance Center , a Black owned bank (People National Bank), a black controlled credit union and a Job Assistance Project creating over 36,000 jobs in non-subsidized jobs over a five-year period.  Professional Affiliations include Vice-President Miami-Dade County and City Manager Association, member of the Florida City and County Manager Association, the International city Manager Association, the American Society for Public Administration, Greater Miami Chamber of Commerce, and former Vice-Chairman, Board of Trustees Miami-Dade Community College and Board of Governors of Greater Miami Chamber of Commerce.

R. J. HOSTON - DIRECTOR

Mr. Hoston  holds a certificate from Moody Bible College of Chicago in Biblical Studies and a Masters of Science Degree from the University of Rochester. Pastor Hoston worked for the Xerox Corporation for 20 years as an Engineer and Technical Writer leaving in 1990 for full-time ministry.   Pastor Hoston began his ministry in South Bend, Indiana later moving to Rochester, New York in 1968 where he served at the Powerhouse Church of God in Christ (C.O.G.I.C.) starting jail, street and migrant camp ministries.  After a one-year interim pastorate, in October of 1981, Pastor Hoston founded the Bethesda Church of God In Christ. The Bethesda Church offers drug and abuse counseling, family life ministry, a food cupboard, and an annual Christmas Love Box program feeding needy families,  passionately modeling the life of Christ. Other outreach ministries include the support of an orphanage in Haiti, and the radio and the television broadcast “Bethesda Presents Jesus”.

Pastor Hoston is the Founder and the Chairman of the Board of Bethesda Charities Inc., a not-for-profit corporation established for the purpose of community development, housing, job placement and other social outreach programs. Bethesda Charities is the parent corporation for the Bethesda Child Development Center, a $2,000,000 economic development project that offers the Universal Pre-K program generating revenue of almost $1,000,000 per year serving over 200 children and their parents.

Pastor Hoston affiliations include: United Church Ministries, Southwest Ministers Alliance, Minister Alliance and Bank CEOs Task Force, Urban League, Chairman of Footprints to Home Ownership (a community housing project), Black Leadership Summit Committee and Rochester Religious Leader’s Summit and Jobs 3000 Campaign (Congress Of African American Unity, Inc.) He is the Chairman of the Board of the Daisy House (Senior Complex & Housing) and a board member and treasurer of the Fredric Douglass Resource Center.

Denominationally, Pastor Hoston has served as Chairman of the Pastors and Elders Council and the Ordination Board as well as a standing member of the Bishop’s Executive staff.  Nationally, he has served on the C.O.G.I.C. National Doctrine Review Committee and National Judiciary Screening Committee.   As an ardent advocate for the urban family Pastor Hoston has spearheaded and developed practical community outreach programs that have impacted individuals and communities across cultural and generational boundaries far beyond the borders of Rochester, New York.

JOSEPH JOHNSON, JR. – DIRECTOR

Mr. Johnson has been the Director of the Fulton County Georgia Department of Economic Development since June 2000 where he is responsible for the business finance, international development, business retention and marketing for nine municipalities and a 3.4 million dollar budget. He has brought in over 7,000 new jobs, established the first Fulton County international program, closed 2.7 billion dollars in taxable and non-taxable bonds and attracted numerous international corporate headquarters in the County.

Formerly, Mr. Johnson served as the Director of Economic Development and Property Management for the City of St. Petersburg, Florida, where he aided in creating: a business-industrial park; a million dollar Brown Field Economic Development Initiative; a program for small  business micro loans; and an umbrella Community Development Corporation for Urban Community Development Corporations.  As City Manager for East Point, Georgia, Mr. Johnson developed two business parks and attracted major industrial businesses utilizing Industrial Revenue Bond financing. He planned and executed a five year strategic road widening project that allowed for the expansion of the South Fulton County Hospital into a medical campus. He also transformed, retrofitted, and relocated several businesses within the City of East Point, Georgia transforming East Point into the International City Community of the Future.

Mr. Johnson received a Bachelor of Arts Degree in Political Science and Economics from Clark College, Atlanta, Georgia.  Mr. Johnson has studied Bond Financing and Real Estate Investment at the Woodrow Wilson School of Law in Atlanta and Urban Government at Atlanta University.

THOMAS S. KORNEGAY - DIRECTOR

Thomas S. Kornegay earned a Bachelor of Arts in Business Administration from Florida Metropolitan University in 1985. He is currently the President and founder of TeKontrol-Texas, Inc., a telecommunications connector assembly and distribution firm that specializes in international engineering, management, training, IT and technical services. As founder of KTS Management Consultants (a non-profit organization) in 1999, Mr. Kornegay provided consulting services to other non-profit organizations in the USA assisting them in successfully passing federal audits and being approved for additional funding until 2003. From 1985 to 1988, Mr. Kornegay was the Project Manager for Integrated Logistic Support (ILS) programs for Department of Defense contracts totaling over 40 million dollars. In his capacity as Functional Group Manager, Mr. Kornegay developed program planning documents and maintenance packages and Logistic support Analysis programs, automated data bases, and the ILS and Configuration Management sections of all technical proposals developed by the Branch Office. Drawing on his experience as a Communication Operator and Supervisor in the US Navy from 1965-1975, Mr. Kornegay, over a 3 year period, supervised 120 Navy instructors and over 1200 personnel in 12 week training courses for which he received the Navy Achievement Medal for having saved the Navy an estimated $1.4 million annually in training costs. In addition, Mr. Kornegay managed maintenance of all communication, sonar, navigation, and data processing equipment in support of the Military Sealift Command from 1978-1980, in 1982 assumed responsibility  for quality assurance inspections for the U.S. Government on Royal Saudi Arabian Navy ships, monitoring test of weapons systems, communication and radar systems and providing contractor logistic support as an analyst for American Systems Corp. by preparing Life Cycle Support Plans, Request for Proposals and Field Engineering Representative Acquisition Support Plans .

He is the First Vice-chair, Board of Directors for the African American Chamber of Commerce of Central Florida. Has served on the Board of Directors for the Black Business Investment Fund, COMPACT Program, and Greater Orlando Chamber of Commerce, Frontline Outreach, the Greater Orlando Leadership foundation and the Leadership Orlando Alumni. Mr. Kornegay was also the Florida Delegate to the 1995 white House Conference on Small Business.

TIMOTHY M. LANE - DIRECTOR

Mr. Lane is the CEO of Everest Advisors, Inc. He is also Co-Founder of The Afganistan Reconstruction Company, LLC. In this capacity he established te first privately owned bank in Afganistan in partnership with Asian Development Bank and ING. In Afganistan, he was also responsible for rebuilding a significant portion of the Kabul- Kandahar road for USAID; succesfully completing the new US Embassy complex in Kabul; and forming a successful partnership to build, own and operate the first 4-str hotel in the region, Hyatt Regency Kabul.

Mr Lane is an experienced private equity investor having made early stage investments in a number of companies that have enjoyed succefful IPO's; iManage, Inc., CyberSource Corporation, Beyond Corporation, Radcon Ltd., Media Metric Inc.

Starting in 1981, Mr. Lane was on a fast-track career path with PepsiCo, Inc. where he spent 16 years in various senior management positions. These included CFO, Frito Lay International, CFO, Pepsi-Cola International, CFO, Kentucky Fried Chicken Worldwide,. Lastly, as CEO, PepsiCo Restaurants International he led KFC and Pizza Hut to positions of dominance throughout China, the rest of Asia and the Middle East. Later he was recruited by Bass PLC to become Chairman and CEO of Holiday Inn Worldwide.

DR. W. DAVID LEE – DIRECTOR

Dr. Lee will work with the Company to take advantage of the network of faith-based communities, a significant part of the Company’s target market.  As the A.M.E Zion Church has been reported as having a membership of over 3 million members within the US and the fact that is it the fastest growing predominantly black denomination in the world, it is a logical partnership for the Company.  He has also traveled to Africa on behalf of the board of directors of the Community Development Corporation to secure a contract with the government of Mozambique to build houses for teachers over the next four years.  Both the church and development corporation have invested in Millennium Group Worldwide Inc. and intend to continue to invest in the activities of MGW.

Dr. Lee holds a Doctorate in both Economics and Theology.  He is currently pastor of the Varick Memorial A.M.E. Zion Church and the leading pastor for the A.M.E Zion Church’s for profit business strategies.  The church, with Dr. Lee’s help, has created the above mentioned Community Development Corporation to focus on community development in the United States and Africa.  Dr. Lee has personally worked for Union members in the City of New Haven, Connecticut, focusing on broad-based economic empowerment.

G. GORDON MURDOCK - DIRECTOR

Mr. Murdock joined the Company in 2006.   He has experience in manufacturing, international business and experience working for a publicly traded company. Mr. Murdock previously worked at Goodyear Tire & Rubber Holdings (Pty) Limited, where he was the Managing Director responsible for all Goodyear’s operations in sub-Saharan Africa. He held this position from 2001 until his retirement in 2006, during which time he was responsible for a budget of over $500 million  and  5000  employees. From 1999 to 2001, Mr. Murdock was also the Director of Manufacturing Operations for the East European, Middle East and Africa. He has integrally been responsible for the complete Manufacturing procedures in all five Countries for Goodyear.  His responsibilities even extended to Product Planning and the finished quality of the products.  Additionally he was responsibility for identifying and developing new Manufacturing opportunities in Russia.  Before that, from 1994 through 1999, he was the Plant Manager of Goodyear’s tire manufacturing plant in Lawton, Oklahoma.  At the time the plant was Goodyear’s largest and most productive manufacturing facility, he supervised over 2400 employees.  Between 1979 and 1994 he worked his way up through Goodyear holding various positions in Quality Assurance, Technical Service and Manufacturing.

Mr. Murdock graduated from the United States Military Academy in 1973 with a B.Sc. in Engineering and was Commissioned Officer of the US Army until 1979.  He is fluent in Italian and German, Spanish, French, Russian and Afrikaans.  Subsequent to receiving his degree in engineering, and while working for Goodyear, he achieved a M.S. in Applied Mathematics at Case Western Reserve University in 1982 and he gained an MBA from The University of Akron in Corporate Finance in 1983.

5.  EXECUTIVE COMPENSATION

Name	Employment Date	Salary ($)	Bonus ($)	Other Annual Compensation
Julius Jackson, Sr.	March 2002	150,000	100,000	N/A
Mary White	March 2002	75,000	N/A	N/A
Gordon Murdock	October 2007	150,000	N/A	N/A
Joseph Johnson, Jr.	January 2008	160,000	N/A	N/A

Joe Krall	October 2007	125,000	N/A	N/A
Ron Avery	October 2007	125,000	N/A	N/A

To date, no compensation has been provided to any of the named executives, listed in the table immediately proceeding this paragraph, except for the securities provided for under the section “Security Ownership of Beneficial Owners and Management” below.  All discussions in this section refer to compensation that will begin after the minimum Offering is achieved.

Once the minimum Offering is achieved, Messrs. Jackson, Murdock, Johnson, Avery and Krall will each enter into employment agreements with the Company (collectively, the “Employment Agreements”) that will provide for bonuses and such other benefits (including base annual salaries.  Messrs. Jackson, Sr., Murdock, Johnson and the Boards of Directors will each have the right to terminate the Employment Agreements with or without cause at any time; provided, however, that termination by the Board of Directors without cause would obligate the Company to pay the compensation due under the applicable Employment Agreement for the remainder of its term.  The terms of the Employment Agreements of Messrs. Jackson, Sr., Murdock, and Johnson, will stipulate that they will not compete with the Company during the period of their employment and for a one-year period after termination of the applicable Employment Agreements.  The final compensation packages will ultimately be negotiated by the compensation committee of the Board.  Ms. White will also have a compensation agreement which will be commensurate with a change of positions in the company once the midpoint is reached.

Compensation to outside board members will be at $1,000 per meeting, plus travel and incidental expenses. There will be no compensation to board members employed by the Company or any of its affiliates.

Under the current compensation agreement with the Company, Julius Jackson, Sr., and Mary White will each receive retroactive compensation of $7,500 per month for the first year of development and $10,000 each per month for the subsequent years not to exceed a combined total of $400,000 if the mid-point of this Offering is reached.

Under the current compensation agreement with the Company, Mr. Gordon Murdock will earn compensation at the annual rate of $150,000, plus certain out-of-pocket expenses during this start-up period.  His compensation will be paid as a direct cost to projects in Africa.

In addition, Mary White and Dr. David Lee have agreements with the Company which do not provide for direct compensation but do make each eligible for certain employee benefits, including a bonus on a make whole basis and/or stock options.

If only the minimum funding is subscribed for in this offering and no other funds are available, it is intended that the amount of reimbursements for all employees will be reduced sufficiently until cash flow is available to adequately pay these amounts. However, it is intended that the difference between the full compensation level and what is paid will be accrued and ultimately paid when funds are available.

6.  SECURITY OWNERSHIP BY BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information with respect to the beneficial ownership of the Company's Shares, immediately prior to and after this offering (and subsequent to the exchange of debt for equity as previously described):

No. Shares Prior to Offering	%

Directors, Officers & Founders
Julius Jackson Sr. (1)	714,000	11.424%
W. David Lee	328,125	5.25%
Mary White	562,500	9.00%
Kenneth Timbrook	156,250	2.50%
Gordon Murdock	117,500	1.88%
Robert Curbelo	15,625.25%
Thomas Kornegay	9,750.156%
Newall Daughtrey	0	0
Ronald Hoston	0	0
Pamela Jeanne Corrigan	39,375	0.63%
Total Directors & Officers*	1,943,125	31.09%
Beneficial Owners
Julius Jackson Jr. & Family Trust	1,687,500	27.00%
Charles H. Perkins, Sr.	640,625	10.25%
Total Beneficial Owners	2,328,125	37.25%
Other Shareholders	1,978,750	31.66%
Total Shares in Issue	6,250,000	100.00%

(1) Julius Jackson, Sr. Chairman and President of the Company has, in addition to his direct ownership (11.424%) voting authority over the Julius Jackson Jr. & Family Trust.

SELECTED FINANCIAL DATA

The following table sets forth certain financial data for the Company. The selected financial data should be read in conjunction with the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and Notes thereto. (See Appendix I). The selected financial data for the periods ended June 30, 2007 and year ending September 30, 2006 and 2005, have been derived from the Company's financial statements, which have been audited by independent certified public accountants (See Appendix I). The selected financial data for the periods ended June 30, 2007 and year ended September 30, 2006 and 2005, have been derived from the company's financial statements, which have been audited by independent certified public accountants (See Appendix I). The selected financial data for the three months ended September 30, 2006, has been derived from unaudited financial statements which are included elsewhere in this Prospectus. In the opinion of management of the Company, the audited financial statements of the Company has been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recuring adjustments, necessary for a fair presentation of the financial position and the results of operations for this period. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Millennium Group Worldwide, Inc. (1) (2)
	March 2002 Through 12/31/2003	Year Ended 12/31/2004	Year Ended 12/31/2005	Year Ended 12/31/2006	Six Months ended 6/30/2007
Income Statement Data:
Revenue	0	0	0	0	0
Costs and Expenses	$444,921	$425,005	$630,978	$677,662	$404,441
Loss From Operations	($444,921)	($425,005)	($630,978)	677,662	$404,441
Interest Expense, net (3)	$24,878	$33,221	$48,912	80,820	$56,939
Net Loss (5)	($469,809)	($458,226)	($679,890)	(758,481)	$461,380

Net Loss per Share (4)	($469.81)	($458.23)	($679.89)	($758.48)	($461.38)
Common and Common Equivalent Shares Outstanding (4)	1000	1000	1000	1000	1000
Balance Sheet Data:
Working Capital (Deficiency)	$3,996	$1,681	$4,875	3,443	$7,725
Total Assets	$3,996	$1,681	$4,875	$3,443	$7,725
Accumulated Deficit	($480,799)	($939,026)	($1,618,916)	($2,377,396)	($2,838,776)
Stockholders' Equity (Deficit)	($479,799)	($938,026)	($1,617,916)	($2,376,396)	($2,838,776)

(1) Common and common equivalent shares outstanding is based on the weighted average number of shares of common stock equivalents outstanding each period, as adjusted for the effects of Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, "cheap" stock and warrants (that is, stock or warrants issued for consideration or with exercise prices below the initial public offering (IPO) price within a year prior to the initial filing, or in contemplation of the IPO, should be treated as outstanding for all reported periods. Consequently, 1,000 shares are the common and common equivalent shares outstanding for all reported periods for purposes of computing net loss per share.

(2) The financial statements from which the above information has been derived have been prepared assuming the Company will continue as going concerns. However, the Company has incurred losses since inception and has negative working capital. Such factors, among others, raise substantial doubt about the Company's ability to continue as going concerns.  Currently the Company has been classified as a “Development Stage” enterprise. In this regard, see Reports of the Independent Certified Public Accountants accompanying the Company's audited financial statements (See Appendix I) which the Company's status as a Development Stage Company. There can be no assurance that the Company will achieve profitability and adequate financing in the future. If the Company fails to achieve profitability and/or adequate financing, their growth strategies could be materially adversely affected.

(3) The Company has not paid interest to debt holders and does not expect to pay interest until profitable operations are underway.

(4) Effective August 2, 2006 the Board of Directors and the Shareholders offered then current debt holders the opportunity to convert outstanding loans and accrued interest into common shares in the Company.  All shareholders agreed to convert debt and accrued interest into common shares resulting in a new capitalization of the company with 7,825,000 shares.  The number of authorized common shares remained unchanged at 50,000,000. Further the Board of Directors offered certain individuals shares in the company totaling 175,000 in lieu of compensation for services and other benefits received by the Company. Based on these shares the total number of issued common shares is currently 6,250,000 . Accumulated losses by the company as of December 31, 2006, therefore equate to $.3804 per share since inception.

(5) There have been no, nor are there expected to be, cash dividends for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company can be classified as a "development stage" company now seeking development and expansion capital in order to create a network of businesses and services to provide unprecedented opportunities to minorities here in the United States and natives of Sub-Sahara Africa and certain Caribbean countries.

As the Company, to date, has only been involved in organizational activities and researching potential businesses, the Company’s financial situation to date is not reflective of what management expects the Company’s financial situation to be after the successful completion of this Offering. As substantially, all of the Company's revenues will be earned after this Offering, if the Offering is not consummated, there could be an adverse material affect on the Company.

Once the minimum Offering is achieved, the Company will have under its control more than $4,200,000.00 in housing projects, developments and other investments. If the maximum Offering is achieved, the Company will have more than $200,000,000.00 housing projets, developments and other investments.

The businesses and services the Company anticipates pursuing, depends heavily on the level of success of this Offering.  If only the minimum Offering is achieved, the Company anticipates using such proceeds to execute the real estate development project in St. Augustine, Florida. In such case, the working capital costs will not exceed $160,000.00, with the maximum investment on the project of $1,500,000.00. If the mid-point is reached, by the end of year one, managements expects the projects to generate significant monthly revenues, without corresponding increases in corporate overhead.  Such proceeds would then be used to move forward with expanding the Company’s network of businesses and services as set out above see section “The Company.”  If the maximum Offering is achieved, the Company plans to fully proceed with business and projects laid out under the section “The Company” above.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents are non-existent. The Company has funded pre-development expenses primarily from borrowings from founders and potential stockholders.  As of, June 30, 2007 the principal balance of all outstanding advances from potential shareholders and Millennium Financial Services International was approximately $2,563,468. as per financials as of June 30, 2007.  Additional investments made in the Company over the years have come from the Company founders.

The Company believes that its short and long-term needs for working capital, capital expenditures, new facilities and acquisitions will be satisfied by the proceeds of this Offering and the funds generated from future operations. Management also believes that the Company will be able to obtain financing, if necessary, to supplement the proceeds of this Offering. However, there can be no assurance that such credit facilities will be available or that, if available, will be on acceptable terms.

The Company has not yet commenced generating any revenue. It expects to fund development expenditures and incur losses until it is able to generate sufficient income and cash flows to meet such expenditures and other requirements. The Company does not currently have adequate cash reserves to continue to cover such anticipated expenditures and cash requirements. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern, see the Independent Certified Public Accountants' Report (See Appendix I).

PLAN OF OPERATIONS

To date, the Company's activities have been organizational and developmental.  Significant time has been devoted to developing business relationships while identifying and evaluating potential investment targets and raising capital.  Where costs for these activities are indirect and administrative in nature, they have been expensed in the accompanying Statement of Operations (see Appendix I). The majority of the deficit shown was incurred during the developmental activities.  It arises from non-cash transactions involving the issuance of stock in exchange for services rendered, property contributed and/or agreements to sell majority interest in some of the target companies that are expected to generate substantial revenues to the Company once the acquisitions are consummated.  Where such costs relate to the raising of capital and are both direct and incremental, such costs have been treated as deferred offering costs in the accompanying Balance Sheet (See Appendix I).

No guarantees can be given that the Company's products and services will be accepted in the marketplace or that there will be sufficient revenues generated for the Company to be profitable. Besides the risk factors (see “Risk

Factors"), businesses are often subject to risks not foreseen by management. In reviewing this Prospectus, potential investors should keep in mind other potential risks that could be important.

The Company has developed an action plan geared to raising varying amounts of capital. The Company will structure its operations based on both the amount of capital raised in this Offering and the timing of the receipt of the proceeds. Hence, during its initial 12 months of operation following the Offering, the Company will devote a significant portion of its day-to-day operations to marketing, recruiting and retaining key personnel as well as creating a variety of unique products and services tailored to target markets in Sub-Sahara Africa.

The Company does not believe that inflation will significantly affect its results of operation.

Foreign exchange fluctuations may impact upon future earnings of the Company, both positively and negatively.

There are no recently issued accounting standards known to impact the Company’s Financial Statements as of June 30, 2007.

[Balance of Page Intentionally Left Blank]

APPLICATION OF PROCEEDS

The proceeds to the Company from the sale of the shares of common stock (the “Shares”) offered hereby (after selling commissions and associated organization and offering expenses) are estimated to be approximately $75,000,000 if the maximum Offering is achieved and $3,000,000 if the minimum Offering is achieved. (See “Capitalization” below).

The following illustrates the Company’s estimated application of proceeds (% in parentheses).

	$3,000,000		$37,500,000		$75,000,000
	Minimum		Mid-Point		Maximum
	Dollar	%	Dollar	%	Dollar	%
MGW Americas
Automotive Dealerships	$0	$0	$0	0	4,300,000	5.73
Construction and Property	$2,000,000	66.67	$11,430,000	30.48	$14,000,000	18.67
Entertainment and Communications	$0	0	$0	0	$5,000,000	6.67
Affinity Products and Direct Mkgt.	$0	0	$1,000000	2.67	$1,000,000	1.33
Financial Services	$0	0	$3,000000	8.00	$5,000,000	6.67
Coffee Roasting	$0	0	$2,000,000	5.33	$2,000,000	2.67
Sub-Totals	$2,000,000	66.67	$17,430,000	46.48	$31,300,000	41.73
MGW International
Indigenous Business Development	$0	0	$1,000,000	2.67	$1,000,000	1.33
Construction and Property	$0	0	$5,200,000	13.87	$19,000,000	25.33
Financial Services	$0	0	$8,000,000	21.33	$12,900,000	17.20
Private Equity Fund Management	$0	0	$500,000	1.33	$1,000,000	1.33
Sub-Totals	$0	0	$14,700,000	39.20	$33,900,000	45.20
IPO Expenses	$200,000	6.67	$200,000	0.53	$400,000	0.53
General & Administrative
Personnel	$300,000	10.00	$800,000	2.13	$1,200,000	1.60
Repayment Loans & Back Salaries	$250,000	8.33	$500,000	1.33	$900,000	1.20
Legal Fees	$0	0	$200,000	0.53	$200,000	0.27
Accounting	$25,000	0.83	$25,000	0.07	$50,000	0.07
Printing	$2,000	0.07	$25,000	0.07	$25,000	0.03
Office	$60,000	2.00	$60,000	0.16	$100,000	0.13
Sub-Totals	$637,000	21.23	$1,610,000	4.29	$2,475,000	3.30
Working Capital	$163,000	5.43	$3,560,000	9.49	$6,925,000	9.23
Totals	$3,000,000	100.0	$37,500,000	100.0	$75,000,000	100.0

In the event that only the minimum amount of funding is subscribed, the Company will concentrate its efforts primarily on its contemplated construction and property activities in the U.S. and Africa.  In the event that more than the minimum is subscribed, the Company intends to be more aggressive in implementing its business plan by further developing its operations, personnel and projects.

The anticipated application of proceeds above does not, however, include expected cash flow from revenue. The Company expects to receive revenues from operations, but there can be no assurance that such revenues will be sufficient to generate a positive cash flow before proceeds from this Offering are expended to fund operations for 12 to 18 months at anticipated “burn rates”. (Refer “Risk Factors”.)

The Company will review potential acquisition opportunities on an ongoing basis and periodically engages in discussions with acquisition candidates. The Company has not, however, entered into any definitive agreements with respect to the acquisition of any properties, assets or companies, except as described in this Prospectus.

With the support of U.S government agencies or programs: such as United States Agency for International Development (USAID); Overseas Private Investment Corporation (OPIC); the U.S. Export Import Bank (ExIm Bank), or their multilateral counterparts such as the International Finance Corporation (IFC); Multilateral Investment Guarantee Agency (MIGA); African Development Bank (AfDB); and selected regional African and Caribbean development banks; the Company can significantly mitigate commercial and country risks in investing in these business opportunities.

ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY

PUBLIC MARKET

There is no public trading market for the Shares of the Company. It is the intent of the Company to qualify its shares for quotation on the American Stock Exchange. However, while the Company will apply to so qualify its shares, there is no assurance that will occur. (Refer “Risk Factors”).

DIVIDEND POLICY

There can be no assurance that management’s assessment of the short-term or long-term operational prospects will generate a profit. The Company is not likely to pay immediate dividends and therefore an investment in the Company is not suitable for investors seeking current income for financial or tax planning purposes. Future dividends will be paid at the sole discretion of the Board of Directors of the Company.

CAPITALIZATION

The following table sets forth (i) the capitalization of the Company as of July 31, 2007, and (ii) the pro forma capitalization of the Company on the same date, reflecting:

a.

The sale of 250,000 shares of common stock offered by the Company hereby for the estimated net proceeds of $12.00 per share (the Minimum Offering) and

b.

The sale of 6,250,000 shares of common stock offered by the Company for estimated net proceeds of $12.00 per share (the Maximum Offering). (See “Application of Proceeds”, “Description of Capital Stock”, and Securities Ownership by Beneficial Owners and Management”)

c.

The conversion of existing debt of the Company to common shares and the issuance of certain new shares to bring total share capitalization of the Company to 12,500,000 shares as of August 2, 2006.

                                           June 30 , 2007

SHAREHOLDERS EQUITY

Common Stock, $1.00 par value; Authorized

50,000,000 shares; Issued and outstanding (Actual) 1,000 shares,

Issued and outstanding (Adjusted) 8,000,000 shares.

8,000,000 (Minimum) and 16,000,000 (Maximum)

                                                                     Actual           As Adjusted        Minimum       Maximum

PAID-IN CAPITAL                                     $1,000            $         $9,610,684      $81,610,684

Deficit accumulated during                          ($2,033,528)   ($2,033,528)       ($2,033,528)   ($2,033,528)

Development Stage

TOTAL SHAREHOLDERS EQUITY and

TOTAL CAPITALIZATION                       ($2,032,528)         ($422,844)      $7,577,156     $79,577,156

DILUTION

The following table sets forth the percentage of equity the investors in this Offering will own compared to the percentage of equity owned by the present stockholders, and the comparative amounts paid for the shares by the investors as compared to the total consideration paid by the present stockholders of the Company. (See “Risk Factors”, “Capitalization” and “Description of Capital Stock” for a more complete analysis of total number of shares and associated rights and consequences.)

		Minimum $3m Offering			Maximum $75m Offering
	No. Shares (1)	Amount	Per Share	% (2)	No. Shares (1)	Amount	Per Share	% (2)
Existing Shares	6,250,000	($17,499)	($.0028)	12.5%	6,250,000	($17,499)	($.0028)	12.5%
New Shares Offered	250,000	3,000,000	$12.00	0.50%	6,250,000	$75,000,000	$12.00	12.5%
Adjusted No. Shares	6,500,000	2,982,501	$.4588	13.0%	12,500,000	$74,982,501	$5.999	25.0%
Pro Forma Net Tangible Value	-	$2,982,501	$.4588	13.0%	-	74,982,501	$5.999	25.0%
Adjusted Total Share Value	6,500,000	$2,982,501	$.4588	13.0%	12,500,000	74,982,501	$5.999	25.0%
Total Offer Expenses	-	200,000	-	-	-	400,000	-	-
Dilution per Share	-	-	$.0300	-	-	-	$.0300	-

(1) Number of shares after the conversion. (2) % represents number of shares issued against authorized.

DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 50,000,000 shares of 0.01 par value common stock, the only class of stock outstanding at this time (the Shares"). Shareholders are entitled to one vote per Share on all matters to be voted upon by Shareholders and, upon issuance in consideration of full payment, are non-assessable. In the event of liquidation, dissolution or winding up of the Company, the Shareholders are entitled to share ratably in all assets remaining after payment of liabilities. Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, the holders of more than 50% of the Shares could elect all the directors of the Company. (See “Risk Factors – Control by the Principal Stockholders.”) There are no redemption or sinking fund provisions or preemptive rights with respect to the Shares and Shareholders have no right to require the Company to redeem or purchase Shares.

DIVIDEND RIGHTS

Each Share is entitled to dividends if, as and when dividends are declared by the Company's Board of Directors. It is not the current expectation of the Company to pay dividends.

ANTI-TAKEOVER STATUTE

Section 607.0902 of the Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are reacquired in a "control share acquisition: unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors, unless the corporation's articles of incorporation or bylaws specifically state that this section does not apply. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (I) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and (iii) more than a majority of such voting power. Since the Company's articles of incorporation, as amended, specifically state that Section 607.0902 does not apply to control share acquisitions of Shares of the Company, the protections contemplated under this provision will not be available to the Company.

DIRECTORS' LIABILITY

As authorized by the FBCL, each director or officer of the Company will be indemnified by the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative in which he is involved by reason of the fact that he is or was a director or officer of the Company; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The articles of incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or any of its Shareholders for monetary damages for any breach of fiduciary duty as a director, except with respect to: (i) any breach of the director's duty of loyalty to the Company or its Shareholders; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law; (iii) violation of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In effect, such articles authorize the Company to indemnify any person to the fullest extent permitted by the FBCL.

On the basis of federal and/or state statutes, including most critically the Delaware General Corporation Law, and rules and decisions by pertinent federal and/or state courts, accordingly, (a) shareholders in a corporation have the right, subject to the provisions of the Federal Rules of Civil Procedure and jurisdictional requirements, to bring class actions in federal court to enforce their rights under federal securities laws; and (b) Shareholders who have suffered losses in connection with the purchase or sale of their shares may be able to recover such losses from a corporation's management where the losses result from a violation by the management of SEC Rule 10b-5, promulgated under the Securities Exchange Act of 1934, as amended. It should be noted, however, that in endeavoring to recover damages in such actions, it would be generally difficult to establish as a basis for liability that the Company's management has not met such a standard. This is due to the broad discretion given the directors and officers of a corporation to act in its best interest. The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who may, in the future, believe that the Company's management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

PREFERRED STOCK

The Company's articles of incorporation do not authorize of the issuance preferred stock.

TRANSFER AGENT

The Company’s stock transfer agent is Action Stock Transfer Corp. 7069 S. Highland Dr.--Suite 300, Salt Lake City, Utah 84121; (801) 274-1088 and (801) 274-1099, the latter the fax number.

PLAN OF DISTRIBUTION

GENERAL

The Shares will be offered on a best-efforts basis by the Company for a period of thirty (60) days to a maximum number of 6,250,000 shares. Thereafter, the remaining Shares, may be offered to an SEC registered broker-dealer and a member firm of the NASD (the “Managing Placement Agent”). The Managing Placement Agent will be paid (out of Shares sold) at any closing 4% of the subscription amount. During this Offering Period, whether the Initial or Continuous Offering Periods (as long as a market has not developed), Shares will be sold at the original $12.00 Selling Price. If any Additional Placement Agents (other SEC-registered, NASD member broker-dealer firms) are engaged to offer Shares, they will be paid a negotiated portion of the 4% selling commission. (In addition, the Managing Placement Agent will be reimbursed for its expenses the lesser of actual expenses or 2% of the proceeds of Offering; and may be issued  a negotiated number of shares for its services to the Company.) In connection with this Offering, the Managing and any Additional Placement Agent(s) are underwriters as defined by the Securities Act of 1933, as amended, and the rules promulgated there under.

The Initial Offering Period will be two (2) to nine (9) months from the date of this Prospectus unless earlier terminated. Shares having as an aggregate selling price of $75,000,000 are being offered pursuant to this Registration Statement. Unless earlier terminated, the Initial Offering Period will be two (2) months from the date hereof unless extended for periods up to a total of fifteen (15) additional months. The Company is offering a minimum of $3,000,000 up to a maximum of $75,000,000 of Shares. The date that (i) subscriptions for a minimum of $3,000,000 in Shares have been received and (ii) the Company has closed the initial escrow on the Offering will mark the end of the Initial Offering Period. If a minimum of $3,000,000 in Shares is not sold during the Initial Offering Period (as it may be extended), investor funds will be promptly returned with all interest earned thereon. Unless the minimum offering is not achieved, all interest earned on subscriptions pending their month-end acceptance will be paid to the Company, not the individual subscribers. Similarly, if the subscription is rejected, in whole or in part (which is in the sole discretion of the Company), the subscription funds or the rejected portion thereof will be returned within 20 days to the subscriber without interest. The up to $75,000,000 offering being made pursuant to this Registration Statement may be extended for additional periods, once the Initial Offering Period is concluded, which in the aggregate will not exceed 24 months from the date of this Prospectus (defined herein as the "Continuous Offering Period).

The minimum purchase during Initial and Continuous Offering Periods is $500;  additional purchases by existing Shareholders may be made in the amount of $500 or more. Subscriptions for Shares sold during the Initial Offering Period will continue to be escrowed (see "Escrow Account" below in this section) until the $3,000,000 minimum offering is achieved.   The Offering is expected to continue during the Continuous Offering Period at the Company's $12.00 per Share Selling Price until a market develops for the Shares. At such time as a market develops, Shares will be sold, on the date a subscription is received, by the Company, at the then prevailing average of the bid and asked price of the exchange or proprietary system where listed. Subject to pertinent securities requirements, the Company expects to update periodically the Prospectus after its nine (9) month Initial Offering Period -- but no more than 24 months in the aggregate from the date of this Prospectus -- and continue the Offering if, as expected, the $75,000,000 maximum offering is not achieved during that period; in no case will this Offering extend for more than two (2) years from the date of this Prospectus nor will more than $75,000,000 be raised by the Company under this current Registration Statement.

SUBSCRIPTION PROCEDURE

In order to purchase Shares:

1)

An investor must complete and execute a copy of the Subscription Agreement and Power of Attorney (hereafter the "Subscription Agreement") (Appendix II).

2)

Checks (which should be at least $500 and $500.00 increments thereof) should be made payable as follows: Millennium Group Worldwide Incorporated  –  Wachovia N.A. Escrow Account.

3)

The check and the Subscription Agreement should be mailed or delivered to the Escrow Agent, the Company or any Additional Placement Agent through whom your subscription was solicited.

To ensure enforcement of the investment requirements associated with this Offering, each purchaser must represent in the Subscription Agreement and Power of Attorney that he has (a) a liquid net worth of at least $50,000 (exclusive of home, furnishings and automobiles); (b) a liquid net worth (similarly calculated) of at least $25,000 and an annual adjusted gross income of not less than $20,000; (c) a net worth of at least $150,000 (inclusive of home furnishings and automobiles); or (d) an adjusted income of no less than $20,000 where the investment constitutes no more than 10% of the purchaser's net worth.  (The Administrators of securities laws of certain states may impose additional suitability requirements for investments by residents of such states.)

The management and any Placement Agent(s) must have reasonable grounds to believe (on the basis of information obtained from the Shareholder concerning his investments, financial situation and needs, and any other information known by the undersigned) that: (i) the purchaser is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus; (ii) the purchaser has a liquid net worth or net worth sufficient to sustain the risks inherent to the Company, including losses of investment and lack of liquidity; and (iii) the Company is otherwise a suitable investment for the purchaser.

ESCROW ACCOUNT

All monies remitted by subscribers during the Initial Offering Period will be deposited in an escrow account maintained by the Escrow Agent, Miami Escro Services Inc., until the $3,000,000 minimum offering is achieved. Wachovia Bank, N.A. where the escrowed subscriptions are being maintained, is not guaranteeing that any interest will accrue on the subscription funds deposited with it. To the extent practicable, the funds held in the account during the Initial Offering Period will be invested at the direction of the management in short-term U.S. Treasury securities and other high quality interest-earning obligations. Unless the minimum is not achieved, all interest earned during the Initial Offering Period on the proceeds of the subscriptions held in such account maintained by the Company with the escrow bank will be retained by the Company. (See “Application of Proceeds”.) Subscriptions for Shares sold during the Continuous Offering Period will not be escrowed.

ERISA CONSIDERATIONS

Persons who contemplate purchasing Shares on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. The management and the Company necessarily will rely on such determination made by such persons, although no Shares will be sold to any Qualified Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

LEGAL MATTERS

The validity of Shares being offered by this Prospectus will be passed upon for the Company by Carl N. Duncan, Esq., LLC.

EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by Sharpp Accounting CPA, independent certified public accountants, to the extent and for the periods set forth in their report, which contain an explanatory paragraph regarding the Company to continue as a going concern, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC”) a Registration Statement on Form S-1 with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Reference is made to such Registration Statement, including the amendment(s) and exhibits thereto, for further information with respect to the Company and such securities. The Registration Statement can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W.,

Washington, D.C. 20549, as well as at the SEC's following regional offices: 500 West Madison, Suite 1400, Chicago, Illinois 60601. Copies of the Registration Statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

For further information with respect to the Company and the shares of common stock offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC, at the addresses set forth above.  Moreover, the Company has filed such materials electronically with the SEC; accordingly, such materials can be accessed through the SEC's web site that contains reports, proxy and information statements and other information regarding registrants (www.sec.gov).

The Company is not currently subject to the informational and periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the Exchange Act"). However, as a result of the Offering (assuming that the $10,000,000 minimum offering is achieved), the Company will become subject to such requirements.  At such time that the Company is subject to information and periodic reporting requirements, the Company will provide such filings in electronic or paper form upon request or through Company’s website when it is available.

Appendix I

MILLENNIUM GROUP WORLDWIDE, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

June 30 , 2007 and 2006 and December 31, 2006 and 2005

Appendix I

SHARPP & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANT
5617 NORTHWEST SEVENTH AVENUE
MIAMI, FLORIDA 33127
TEL. (305) 751-4551

E-MAIL W_Sharpp@bellsouth.net
FAX (305) 751-5017

September 10,, 2007

To the Board of Directors

Millennium Group Worldwide, Inc.

St. Augustine , Florida

Independent Auditor’s Report

We have audited the accompanying balance sheets of Millennium Group Worldwide, Inc., (A Development Stage Company) as of June 30, 2007 and December 31, 2006 and 2005 and the related statements of operations and deficit accumulated during the development stage, cash flows and stockholders' equity from inception (March 25, 2002) to June 30, 2007 and 2006 and December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Group Worldwide, Inc. (A Development Stage Company) as of June 30, 2007 and 2006 and December 31, 2006 and 2005 and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Sharpp & Company, P.A.

Sharpp & Company, P.A.

Appendix I

MILLENNIUM GROUP WORLDWIDE, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

June 30, 2007 and December 31, 2006 and 2005

ASSETS	June 30, 2007	December 31, 2006	December 31, 2005
CURRENT ASSETS
Cash	$ 7,725	$ 3,443	$ 4,875
TOTAL ASSETS	$ 7,725	$ 3,443	$ 4,875
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable	25,224	55,390	13,107
LONG-TERM LIABILITIES- stockholders
Loans payable	1,420,507	1,101,619	707,672
Accrued fees	1,155,000	1,035,000	795,000
Accrued interest	244,770	187,831	107,011
TOTAL LONG-TERM LIABILITIES	2,820,277	2,324,450	1,609,683
TOTAL LIABILITIES	2,845,501	2,379,839	1,622,791
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock	1,000	1,000	1,000
Authorized 50,000,000 shares at $1 par value,
issued 1,000 shares
Deficit accumulated during the development stage	(2,838,776)	(2,377,396)	(1,618,916)
Total Equity (Deficiency)	(2,837,776)	(2,376,396)	(1,617,916)
TOTAL LIABILITIES and EQUITY (DEFICIENCY)	$ 7,725	$ 3,443	$ 4,875

Millennium Group Worldwide, Inc.
(Development Stage Company)
Statements of Operations and Deficit Accumulated During the Development Stage
Periods ended June 30, 2007 and 2006
and years ended December 31, 2006 and 2005
and from March 25, 2002 (Inception),
through June 30, 2007

OPERATING EXPENSES	Six months ended June 30, 2007	Six months ended June 30, 2006	2006	2005	March 2002 (inception) through June 30, 2007
Administrative fees; stockholders	$ 120,000	$ 120,000	$240,000	$240,000	$1,155,000
Travel	145,984	114,445	256,488	269,938	887,567
Automobile	26,044	10,086	32,513	19,785	108,992
Subcontractors	23,900	20,585	35,885	17,960	86,095
Telephone	14,152	8,591	22,038	15,351	65,587
Professional fees	33,598	6,702	14,473	13,225	64,844
Office supplies	11,239	14,311	24,871	5,630	51,584
Insurance	5,530	8,219	7,303	16,545	46,061
Maintenance	4,935	4,759	18,996	11,540	33,225
Utilities	4,845	3,245	8,102	6,320	30,047
Rent	4,506	4,280	10,403	7,166	24,475
Health Care	3,035	1,576	3,975	3,142	18,353
Contributions	1,216	0	91	1,425	8,288
Other	3,375	330	2,177	1,233	7,766
Bank Service Charges	2,082	127	347	1,718	6,125
TOTAL OPERATING EXPENSES	404,441	317,255	677,662	630,978	2,594,009
INTEREST EXPENSE; STOCKHOLDERS	56,939	25,092	80,820	48,912	244,770
NET (LOSS)	$ (461,380)	$ (342,347)	$ (758,481)	$ (679,890)	$ (2,838,776)

Millennium Group Worldwide, Inc.
(Development Stage Company)
Statements of Cash Flows
Periods ended June 30, 2007 and 2006
and years ended December 31, 2006, and 2005
and from March 25, 2002 (Inception Date)
through June 30, 2007

	January 1, 2007 through June 30, 2007	January 1, 2006 through June 30, 2006	2006	2005	March 2002 (inception) through June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(461,380)	$(342,347)	$(758,481)	$(679,890)	$(2,838,776)
Adjustments to reconcile net (loss) to net
Cash used by operating activities
Changes in:
Accounts payable	(30,166)	(908)	42,282	13,107	25,224
Accrued fees- Stockholders	120,000	120,000	240,000	240,000	1,155,000
Accrued interest- Stockholders	56,939	25092	80,820	48,912	244,770
NET CASH USED BY OPERATING ACTIVITIES	(314,607)	$(198,164)	(395,379)	(377,871)	(1,413,782)
CASH FLOWS FROM FINANCING ACTVITES
Issuance of Debt	318,889	198,906	393,947	381,065	1,420,507
Common stock issued	-	-	-	-	1,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	318,889	198,906	393,947	381,065	1,421,507
Net increase (decrease) in cash	4282	742	(1,432)	3,194	7,725
Cash, beginning	3,443	4,875	4,875	1,681	-
Cash, end	$7,725	$5,617	$3,443	$4,875	$7,725

Millennium Group Worldwide, Inc.
(A Development Stage Company)
Statements of Stockholders' Equity
June 30, 2007 and December 31, 2006 and 2005
	Common Stock	Deficit Accumulated During Development Stage

Balance, January 1, 2005	$ 1,000	$ (939,025)

Net Loss - 2005		(679,890)
Net Loss - 2006		(758,481)
Net Loss - June 30, 2007		(461,380)

Balance, June 30, 2007	$ 1,000	$ (2,838,776)

Appendix I

Millennium Group Worldwide, Inc.

(A Development Stage Company)

Notes To Financial Statements

NOTE 1 – Organization

Millennium Group Worldwide, Inc. (the “Company”) was organized as a Florida corporation on March 25, 2002.

The Company was formed to meet the expanding needs of ethnic communities for consumer products and services. The company intends to initially concentrate its operations in South Africa and Mozambique and extend from ownership of housing to ownership of companies such as banks, mining companies, construction, real estate development, transportation and advertising.

NOTE 2 – Summary of Significant Accounting Policies

Development Stage Enterprise:

The Company has had no revenues and its activities, consisting of instituting its business plan, are accounted for as those of a “Development Stage Enterprise”.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Taxes:

At June 30, 2007, the Company had an operating loss carryforward, totaling approximately $1,439,000 that may offset future taxable income. Accrued fees and interest are not deductible for tax purposes until paid. The measurement of deferred taxes is based on provisions of enacted income tax law. Management does not have evidence to indicate the future period when the carryforwards will be offset by future income. Since future taxable income cannot be determined, a full valuation allowance has been provided.

NOTE 3 – Liquidity:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through June 30, 2007, the Company had incurred cumulative losses of $2,838,776.

The Company’s successful transition from a development stage company to attaining profitable operations is dependant upon obtaining financing adequate to achieving a level of revenues adequate to support the Company’s cost structure.

As of December 31, 2004, the Company entered into a contract with Varick Memorial A.M.E. Zion Church to construct affordable houses in Mozambique, Africa for middle income teachers and professionals. Construction is anticipated to begin after consummation of an initial public offering.

Appendix I

NOTE 4 - Related Party Transaction:

   Loans Payable to Stockholders:

Interest is accruing at 7%. The loans are payable upon the consummation of an initial public offering. If the Company does not consummate an initial public offering, the loans will be forgiven.

   Administrative Fees:

The Company has agreed to accrue administrative fees for two Founding Stockholders, of $7,500 each per month, for general administrative services from March 25, 2002 through December 31, 2003, and $10, 000 each per month from January 1, 2004 through the effective date of the initial public offering. If there is no initial public offering, the deferred fees will not be paid.

  Classification:

Because of the uncertainty of the timing of the initial public offering, those items have been classified as long term liabilities.

[Balance of Page Intentionally Left Blank]

Appendix II

SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

MILLENNIUM GROUP WORLDWIDE INCORPORATED
2825 N 10th Street

 St. Augustine, Fl  32084

By executing this Subscription Agreement and Power of Attorney (hereafter, the "Subscription Agreement") of MILLENNIUM GROUP WORLDWIDE INCORPORATED (hereafter, the "Company"), the undersigned purchaser (hereafter, the "Purchaser") hereby irrevocably subscribes for shares of common stock ("Shares") in the Company. Purchaser herewith encloses the sum of $___________ ($500 initial minimum unless the Company accepts less while additional purchases by existing Shareholders may be in the amount of $500 or more). Subscriptions, whether checks or wire transfers, should be made payable to MILLENNIUM GROUP WORLDWIDE INCORPORATED—Carl N. Duncan, Esq. Attorney Escrow Account. If this Subscription Agreement is accepted, the Purchaser agrees to contribute the amount enclosed to the Company.

Purchaser represents that he, she or it has (i) a net worth of at least $100,000 (exclusive of home, furnishings and automobiles) or (ii) a net worth (similarly calculated) of at least $50,000 and an  annual adjusted gross income of at least $30,000.  Certain states may impose greater net worth or net income requirements, as set forth in the attached Annex to this Subscription Agreement. Purchaser represents that he meets these financial requirements and that he is of legal age. Purchaser is urged to review carefully the responses, representations and warranties he is making herein. Purchaser agrees that this subscription may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

READ THIS PROSPECTUS CAREFULLY BEFORE YOU SUBSCRIBE. CONTAINED HEREIN ARE DISCLOSURES CONCERNING VARIOUS RISKS, CONFLICTS, FEES AND EXPENSES RELATING TO OR TO BE PAID BY THE COMPANY. YOU SHOULD BE AWARE THAT THE DISCLOSURES MADE MAY BE USED AS A DEFENSE IF PROCEEDINGS ARE BROUGHT BY SHAREHOLDERS RELATING TO THE COMPANY.

REPRESENTATIONS AND WARRANTIES

Purchaser makes the following representations and warranties in order to permit the Company to determine his suitability as a purchaser of Shares:

(1) The undersigned has received the Company's Prospectus and the exhibits thereto and is aware of and can afford the risks of an investment in the Company as described in such Prospectus.

(2) The undersigned understands that the Company has made all documents pertaining to the transactions described in the Company's Prospectus available to the undersigned in making the decision to purchase the Shares subscribed for herein and that no representations or agreements other than those set forth in the Prospectus and the exhibits thereto have been made to the undersigned in respect thereto.

(3) The undersigned is reminded that:

(a) The Shares are speculative investments, the purchase of which involves a high degree of risk of loss of the entire investment of the undersigned in the Company.

(b) S/he is encouraged to discuss the proposed purchase with her/his attorney, accountant or a

Appendix II

Purchaser Representative (as defined under Regulation D, promulgated under the Securities Act of 1933, as amended) or take the opportunity to do so, is aware of and can afford the risks of an investment in the Company, and is satisfied that s/he has had an adequate opportunity to ask questions concerning the Company, the Shares and the offering described in the Prospectus.

(c) No federal or state agency has passed upon the adequacy or accuracy of the information set forth in the Prospectus or made any finding or determination as to the fairness of the investment, or any recommendation or endorsement of the Shares as an investment.

(d) S/he must not be dependent upon a current cash return with respect to her/his investment in the Shares. S/he understands that distributions are not required (and are not expected) to be made.

(e) The Company is not a "tax shelter" and the specific tax consequences to her/him relative to as an investment in the Company will depend on her/his individual circumstances.

(4) If the Shares are being subscribed for by a pension or profit-sharing plan, the undersigned independent trustee represents that s/he has reviewed the plan's portfolio and finds (considering such factors as diversification, liquidity and current return and projected return of the portfolio) this purchase to be a prudent investment under applicable rules and regulations, and acknowledges that no representation is made on behalf of the Company that an investment in the Company by such plan is suitable for any particular plan or constitutes a prudent investment thereby. Moreover, the undersigned independent trustee represents that s/he understands that income generated by the Company may be subject to tax, that s/he is authorized to execute such subscription on behalf of the plan or trust and that such investment is not prohibited by law or the plan's or trust's governing documents.

The undersigned understands and agrees that this subscription may be accepted or rejected by the Company in whole or in part, in its sole and absolute discretion. The undersigned hereby acknowledges and agrees that this Subscription Agreement shall survive (i) non-material changes in the transactions, documents and instruments described in the Prospectus, (ii) death or disability of the undersigned and (iii) the acceptance of this subscription by the Company.

By executing this Subscription Agreement below, the undersigned (i) acknowledges the accuracy of all statements and (ii) appoints the management of the Company to act as his true and lawful attorney to file any documents or take any action required by the Company to carry out its business activities. In addition, the undersigned by executing this Subscription Agreement waives on behalf of her/himself and her/his estate the furnishing of any inventory, accounting or appraisal of the assets of the Company; providing that such waiver does not extend to any rights granted a Shareholder under pertinent federal or state law.

The foregoing information which the undersigned has provided to the Company is true and accurate as of the date hereof and shall be true and accurate as of the date of the undersigned's admission as a Shareholder. If in any respect such representations, warranties or information shall not be true and accurate at any time prior to the undersigned's admission as a Shareholder, s/he will give written notice of such fact to the Company, specifying which representation, warranty or information is not true and accurate and the reason therefore.

By executing this Subscription Agreement, the undersigned certifies, under penalty of perjury:

(1) That the Social Security Number or Taxpayer Identification Number provided below is correct; and

Appendix II

(2) That the IRS has never notified him that s/he is subject to 20% backup withholding, or has notified her/him that s/he is no longer subject to such backup withholding. (NOTE: IF THIS PART (2) IS NOT TRUE IN YOUR CASE, PLEASE STRIKE OUT THIS PART BEFORE SIGNING.)

(3) The undersigned is a U.S. citizen or resident, or is a domestic corporation, partnership or trust, as defined in the Internal Revenue Code of 1986, as amended. (NOTE: IF THIS PART (3) IS NOT TRUE IN YOUR CASE, PLEASE STRIKE OUT THIS PART BEFORE SIGNING.)

(4) That the undersigned acknowledges and agrees that this information may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein is punishable by fine, imprisonment or both. The undersigned will notify the Company within sixty (60) days of the date upon which any of the information contained herein becomes false or otherwise changes in a material manner, or the undersigned becomes a foreign person. The undersigned agrees to update this information whenever requested by the Company. Under penalties of perjury, the undersigned declares that the undersigned has examined the information contained herein and to the best of the undersigned's knowledge and belief, it is true, correct and complete, and that the undersigned has the authority to execute this Subscription Agreement.

This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of the undersigned. If there is more than one signatory hereto, the obligations, representations, warranties and agreements of the undersigned are made jointly and severally.

The undersigned is the following kind of entity (please check):

Individual	IRA
Joint Account – JTWROS	Pension Plan
Joint Account –TENCOM	Trust
UGMA (Gift to Minor)	Non-Profit Organization
Partnership	Employee of NASD member firm
Corporation	Other (Specify)

NOTE: IF A JOINT SUBSCRIPTION, PLEASE INDICATE WHETHER JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (JTWROS) OR TENANTS IN COMMON (TENCOM). EACH JOINT TENANT OR TENANT IN COMMON MUST SIGN IN THE SPACE PROVIDED. IF PURCHASER IS A TRUST, PARTNERSHIP, CORPORATION OR OTHER BUSINESS ASSOCIATION, THE SIGNING TRUSTEE, PARTNER OR OFFICER REPRESENTS AND WARRANTS THAT HE/SHE/IT HAS FULL POWER AND AUTHORITY TO EXECUTE THIS SUBSCRIPTION AGREEMENT ON ITS BEHALF. IF PURCHASER IS A TRUST OR PARTNERSHIP, PLEASE ATTACH A COPY OF THE TRUST INSTRUMENT OR PARTNERSHIP AGREEMENT. IF PURCHASER IS A CORPORATION, PLEASE ATTACH CERTIFIED CORPORATE RESOLUTION AUTHORIZING SIGNATURE.

Appendix II

Investor’s Full Name

Social Security or Tax ID#	Date of Birth

Street Address

City, State and Zip Code

Business Phone (Day)	Home Phone (Evening)

Email address (if applicable)

First Investor Signature (Individual or, if an entity, the Custodian, Officer or Partner)

Second Investors Information: (If applicable)

Second Investor’s Full Name

Second Investor Signature

TO BE COMPLETED BY REGISTERED REPRESENTATIVE (if applicable)

The undersigned certifies that s/he has informed the Purchaser of all pertinent facts relating to the liquidity and marketability of the Shares as set forth in the Prospectus. In addition, the undersigned has reasonable grounds to believe on the basis of information obtained from the Purchaser concerning his investment objectives, other investments, financial situation and needs, and any other information known by the undersigned, that: (i) the Purchaser is or will be in a financial position appropriate to enable her/him to realize to a significant extent the benefits described in the Prospectus;
(ii) the Purchaser has a fair market net worth sufficient to sustain the risks inherent in the Company, including losses of investment and lack of liquidity; and (iii) the Company is otherwise a suitable investment for the Purchaser.

Accepted by:
Julius Jackson, Sr.	Authorized Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution *

The following table sets forth an itemized statement of all cash expenses in connection with the issuance and distribution of the securities being registered:

At $3MM             At $75MM

Minimum

 Maximum

SEC registration fee

$2,302.50

  $2,302.50

Blue sky fees and expenses*

18,500.00

  18,500.00

Printing and related expenses*

20,000.00

  20,000.00

Legal fees**

62,500.00

  62,500.00

Accounting fees and expenses*

37,500.00

  37,500.00

Transfer Agent fees

  2,500.00

    2,500.00

Self-underwriting/marketing expenses*

50.000.00             240,000.00

Miscellaneous

_6,697.50

  16,697.50

TOTAL

$200,000***      $400,000.00***

=======

=========

*

Estimated.

**

Counsel, in addition, is being issued 1/2 of 1% of the outstanding shares of the Registrant (1/2 of 1%) as of the date of this Registration Statement.

***

Expenses will be the same irrespective of the number of shares actually sold by Registrant, whether the $75,000,000 of common share maximum (or some lesser number) is raised.

Item 14.

Indemnification of Directors and Officers

Reference is made to “Certain Related Party Transactions” and “Description of Capital Stock” contained in the Prospectus relating to the indemnification of Registrant’s officers, directors, stockholders, employees and affiliates.  The Registrant is prohibited from indemnifying its affiliates for liabilities resulting from violations or alleged violations of the Securities Act of 1933 or any state securities laws in connection with the issuance or sale of the shares of common stock, except in the case of successful defense of an action in which such violations are alleged, and then only if a court approves such indemnification after being appraised of relevant regulatory positions on indemnification.

Specifically, each director or officer of Registrant will be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he is involved by reason of the fact that he is or was a director or officer of Registrant; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.  If, however, any threatened, pending or completed action, suit or proceeding is by or in the right of Registrant, the director or officer shall not be indemnified in respect to any claim, issue or matter as to which he is adjudged to be liable to us unless a court determines otherwise.

Moreover, the Certificate of Incorporation of Registrant provides that no director of Registrant shall be personally liable to us or any of our shareholders for monetary damages for any breach of fiduciary duty as a director, except with respect to: (i) any breach of the director's duty of loyalty to us or its shareholders; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law; (iii) violation of the Uniform Securities Act; or (iv) for any transaction from which the director derived an improper personal benefit.  In addition, such Certificate of Incorporation authorizes us to indemnify any person to the fullest extent permitted by The Code.

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Item 15.

Recent Sales of Unregistered Shares

There has been no established trading market for the Registrant's common stock since its inception on March 25, 2002. As of September 30, 2007, Registrant has approximately 117 shareholders of record owning its 6,250,000 outstanding shares of common stock in the circumstances described below. Registrant has at no time issued options and/or warrants to employees, affiliates and/or service providers.

Since inception, Registrant has funded its developmental stage activities through the issuance over time of convertible debentures having a principal amount of approximately $2,820,277 to 117 persons during multiple offering periods over the prior five years. No underwriter was employed in connection with the offer and sale of such convertible debentures. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Securities Act of 1933 and Rule 505 or Regulation D thereunder. Such debt was converted as of August 2, 2007, to common shares aggregating 6,250,000. No underwriter was employed in connection with such conversion. Registrant claimed the exemption from registration in connection with such exchange with its existing convertible debenture holders provided under Section 3(a)(9) of the Securities Act of 1933.

Item 16.

Index to Exhibits

(a)(1)

Financial Statements -- Included in Prospectus.

Balance Sheet as of June 30, 2007 and 2006

Statements of Operations and Deficit Accumulated During the Development Stage for the years ended June 30, 2007 and 2006

Statements of Cash Flows for the years ended June 30, 2007 and 2006

Statement of Changes in Shareholder’s Equity

Notes to Financial Statements.

(a)(2)

Included Separately from Prospectus:  Consent of Independent Public Accountants.  (See Exhibit 23.2 below.)

Other than the Financial Data Schedule, no schedules are included for the reason that all required information is contained in the financial statements included in the Prospectus.

(b)

Exhibits

*3.1

Certificate of Incorporation of Registrant.

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*3.2

Bylaws of Registrant.

*3.3

Form of Stock Certificate.

*3.4

Certificate of Amendment to Certificate of Incorporation

*5.1

Opinion of Counsel as to the legality of the Shares.

*10.1

Escrow Agreement between Registrant and Miami Escrow Services Inc.

23.1

Consent of Counsel (Carl N. Duncan, Esq., LLC).

23.2

Consent of Auditors (Sharpp & Company, P.A.).

* Previously filed and not filed herewith.

Item 17.

Undertakings

A.

Certificates:  Inapplicable

B.

Rule 415 Offering

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:  (i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the “1933 Act”); (ii) reflect in the Prospectus any facts or events which, together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the 1933 Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

C.

Request for Acceleration of Effective Date

The Registrant may elect to request acceleration of the effective date of the Registration Statement under Rule 461 of the 1933 Act.

D.

Indemnification

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

E.

Rule 430A

The undersigned Registrant will, for determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a Prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of St. Augustine, Florida, on the 2nd day of October, 2007.

MILLENNIUM GROUP WORLDWIDE INCORPORATED

By:  /s/ Julius Jackson, Sr.
Julius Jackson, Sr., Chairman and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their respective capacity as officer and/or director of the Registrant on the date indicated.

Signatures/Title

Date

/s/ Julius Jackson, Sr.

October 2, 2007

Julius Jackson, Sr., Chairman, President and Principal Executive Officer

/s/  Joseph Krall___

Ocober 2 , 2007

Joseph Krall, Principal Financial Officer

/s/  Richard Corrigan _______

Ocober 2 , 2007

Richard Corrigan, Executive Vice-President and Director

          S-1-4

/s/  Robert Curbelo _________

October 2, 2007

Robert Curbelo, Director

/s/  Newall J. Daughtrey ______

October 2, 2007

Newall J. Daughtrey, Director

/s/  R. J. Hoston_____________

October 2, 2007

R. J. Hoston, Director

/s/  Thomas S. Kornegay____

October 2, 2007

Thomas S. Kornegay, Director

/s/  Timothy M. Lane _________

October 2, 2007

Timothy M. Lane, Director

/s/  Dr. W. David Lee_______

October 2, 2007

Dr. W. David Lee, Director

/s/  G. Gordon Murdock_______

October 2, 2007

G. Gordon Murdock , Director

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